Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

NANOMETRICS INCORPORATED,

ALLOY MERGER CORPORATION,

ACCENT OPTICAL TECHNOLOGIES, INC.

and

SANFORD S. WADLER,

as STOCKHOLDER AGENT

Dated as of January 25, 2006

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

DEFINED TERMS

Page
1991 Director Plan	41
1991 Plan	41
2000 Director Plan	41
2000 Employee Plan	41
2002 Parent NSO Plan	40
401(k) Plan	75
Acquisition Proposal	100
Acquisition Transaction	100
Action or Proceeding	100
Affiliate	100
Aggregate Company Common Stock	4
Aggregate Merger Consideration	4
Aggregate Residual Amount	4
Agreement	1
Aluminum Nickel Inc.	3
Antitrust Law	100
Assumed Option	8
Audited Company Financial Statements	19
Average Closing Price	4
Beneficial Owner	101
Blue Sky	43
Business Day	101
Canceled Options	8
Capitalization Certificate	83
CCC	101
Certificate of Merger	3
Certificates	10
Change of Recommendation	69
Closing	10
Closing Date	10
Closing Date Payment Schedule	83
COBRA	101
Code	2
Company	1
Company Affiliate	78
Company Affiliates	78
Company Balance Sheet	19
Company Board	16
Company Bylaws	14
Company Capital Stock	4
Company Charter	14
Company Common Stock	5
Company Convertible Preferred Stock	5
Company Director	78
Company Disclosure Schedule	13
Company Employee Plans	23
Company Employees	75
Company Environmental Claims	33

DEFINED TERMS

(Continued)

Page
Company Financial Statements	101
Company Intellectual Property	101
Company IP Contract	34
Company Material Adverse Effect	101
Company Material Contracts	21
Company NDAs	34
Company Permits	18
Company Preferred Stock	5
Company Product(s)	102
Company Real Property Leases	30
Company Registered Intellectual Property	33
Company Restricted Stock	9
Company Series A Preferred Stock	5
Company Stock Options	15
Company Stock Plan	102
Company Stockholder Meeting	44
Company Termination Fee	87
Company Voting Agreements	1
Company Voting Proposal	17
Confidentiality Agreement	68
Consultant Proprietary Information Agreement	36
Control	102
D&O Indemnified Parties	76
D&O Policy	76
Deductible Limitation	90
Depositary Agent	92
DGCL	1
Effective Time	3
Effective Time Company Stockholders	1
Employee Benefit Plan	102
Employee Proprietary Information Agreement	36
Environmental Laws	32
ERISA	102
ERISA Affiliate	102
Escrow Agreement	1
Escrow Amount	5
Escrow Fund	92
Escrow Period	92
Exchange Act	16
Exchange Agent	10
Exchange Fund	10
Expenses	86
Expiration Date	88
FMLA	102
GAAP	19
Governmental Entity	18
HSR Act	18
HSR Expenses	86

v

DEFINED TERMS

(Continued)

Page
Include	102
Indemnifying Parties	89
Indemnifying Party	89
Intellectual Property	103
Intellectual Property Rights	103
Joint Proxy Statement/Prospectus	69
Key Employment Agreement	2
Key Employment Agreements	2
knowledge	103
Later Company Financial Statements	19
Law	103
Liens	16
Loss	103
Materials of Environmental Concern	32
Maximum Annual Premium	77
Merger	1
Merger Consideration	5
Merger Shareholders Actions	44
Merger Sub	1
Merger Sub Bylaws	3
Merger Sub Charter	3
Merger Sub Charter Documents	40
Merger Sub Common Stock	9
Merrill Lynch	38
Nasdaq	4
Officer’s Certificate	93
Open Source	37
Option Adjustment Amount	5
Option Exchange Amount	5
Outside Date	85
Parent	1
Parent 2005 Plan	41
Parent Balance Sheet	46
Parent Board	43
Parent Bylaws	40
Parent Charter	40
Parent Director	79
Parent Disclosure Schedule	39
Parent Employee Plans	50
Parent Environmental Claims	59
Parent ESPP	41
Parent Indemnified Parties	89
Parent Indemnified Party	89
Parent Material Adverse Effect	103
Parent Material Contracts	49
Parent Permits	45
Parent Real Property Leases	56
Parent Registered Intellectual Property	59

DEFINED TERMS

(Continued)

Page
Parent SEC Reports	45
Parent Shareholder Voting Agreement	1
Parent Shareholder Voting Agreements	1
Parent Shareholders Meeting	44
Parent Stock Options	41
Parent Stock Plans	41
Parent Sub Documents	40
Parent Termination Fee	87
Parent Voting Proposal	43
Per Share Common Amount	5
Per Share Convertible Preferred Amount	6
Per Share Series A Preferred Amount	5
Person	104
Product Agreements	37
Qualified Plan	24
Registered Intellectual Property	104
Registration Statement	45
Regulation M-A Filing	70
Requisite Company Stock Approval	17
Requisite Parent Shareholder Approval	44
SEC	18
Section 280G Payments	71
Securities Act	42
September Company Financial Statements	19
SG Cowen	61
Shareholder Agreement	2
Shareholder Agreements	2
Shrink-Wrap Code	104
Special Representation	88
Statement of Company Expenses	83
Stockholder Agent	1, 95
Subsidiary	104
Subsidiary Documents	14
Superior Proposal	105
Surviving Corporation	2
Takeover Statute	39
Tax	105
Tax Returns	105
Taxes	105
Technology	105
Third Party Claim	96
Third Party Recovery Limitation	91
Transaction Agreements	88
Transaction Documents	95
TUPE	29
UK Subsidiary	106
WARN Act	29
WSGR	10

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is entered into as of January 25, 2006 (this “Agreement”) by and among Nanometrics Incorporated, a California corporation (“Parent”), Alloy Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Accent Optical Technologies, Inc., a Delaware corporation (the “Company”), and, solely with respect to Article IX, Sanford S. Wadler (the “Stockholder Agent”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each unanimously approved, and deemed it to be advisable and in the best interests of their respective shareholders to consummate the business combination transaction provided for in this Agreement in which Merger Sub will merge with and into the Company (the “Merger”) in accordance with the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“DGCL”);

WHEREAS, concurrently with the execution of this Agreement and as an inducement to the Company to enter into this Agreement, certain shareholders of Parent have agreed to enter into voting agreements with the Company, substantially in the form attached hereto as Exhibit A (each, a “Parent Shareholder Voting Agreement” and collectively, the “Parent Shareholder Voting Agreements”), pursuant to which such shareholders have agreed, among other things, to vote their shares of Parent Common Stock (as defined below) in favor of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with or prior to the execution and delivery of this Agreement by each of the parties hereto, certain stockholders of the Company are executing and delivering voting agreements, in the forms delivered to Parent prior to the execution of this Agreement (each a “Company Voting Agreement” and collectively, the “Company Voting Agreements”), pursuant to which each such Company stockholder has agreed, among other things, to vote their shares of Company Capital Stock (as defined below) in favor or the Merger and the other transactions contemplated by this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, a portion of the aggregate consideration otherwise payable to the holders of the Company’s capital stock at the Effective Time (the “Effective Time Company Stockholders”) pursuant hereto will be deposited with the Depositary Agent, to be held and disbursed to Parent or such Effective Time Company Stockholders on the terms and subject to the conditions set forth in the Escrow Agreement, in the form attached hereto as Exhibit B (the “Escrow Agreement”), to be executed and delivered by Parent and the Stockholder Agent, as representative of the Effective Time Company Stockholders, concurrently with the execution and delivery of this Agreement.

WHEREAS, as a condition and inducement to the willingness of Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement by each of the parties hereto, the persons listed on Schedule A, each of whom is an employee of the Company, are entering into an Employment Agreement (each, a “Key Employment Agreement”) and collectively, the “Key Employment Agreements”), with Parent and/or the Surviving Corporation, each of which will become effective at the Effective Time.

WHEREAS, as a condition and inducement to the willingness of Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement by each of the parties hereto, the persons listed on Schedule B, each of whom is a stockholder of the Company, are entering into a Shareholder Agreement in the form attached hereto as Exhibit C (each, a “Shareholder Agreement”) and collectively, the “Shareholder Agreements”), with Parent.

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger as a wholly owned Subsidiary of Parent. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”).

Section 1.2 Effective Time of Merger. On the Closing Date (as defined in Section 2.1), Parent and the Company shall cause the Merger to be consummated by filing a duly executed and delivered Certificate of Merger as required by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing, or such other time as Parent and the Company shall specify in the Certificate of Merger, being the “Effective Time”).

Section 1.3 Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the Certificate of Merger and as specified in the DGCL.

Section 1.4 Certificate of Incorporation & Bylaws of Surviving Corporation.

(a) At and after the Effective Time, the certificate of incorporation of the Surviving Corporation, subject to the provisions of Section 6.10, shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub (the “Merger Sub Charter”), as in effect immediately prior to the Effective Time, until amended in accordance with the DGCL, except that the name of the Surviving Corporation shall be “Accent Optical Technologies Nanometrics Inc.” (or such other name as the parties mutually agree).

(b) At and after the Effective Time, the bylaws of the Surviving Corporation, subject to the provisions of Section 6.10, shall be amended and restated in its entirety to be identical to the bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time until amended in accordance with the DGCL, except that the name of the Surviving Corporation shall be “Accent Optical Technologies Nanometrics Inc.”

Section 1.5 Board of Directors & Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by the DGCL.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by the DGCL.

Section 1.6 Effects of Merger on Capital Stock.

(a) Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(i) “Aggregate Company Common Stock” means the aggregate number of shares of Company Common Stock that are outstanding (or deemed to be outstanding pursuant to this definition) as of immediately prior to the Effective Time, including (solely for purposes of this definition) all shares of Company Common Stock that are issuable upon the exercise in full of all unvested and vested Company Stock Options that are outstanding immediately prior to the Effective Time and assumed by Parent pursuant to Section 1.6(c)(i) but excluding for purposes of the calculation Company Stock Options granted between January 23, 2006 and the Closing Date inclusive.

(ii) “Aggregate Merger Consideration” means 4,900,000 shares of Parent Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like, with respect to such shares after the date hereof) plus the number of shares of Parent Common Stock equal to the Option Adjustment Amount.

(iii) “Aggregate Residual Amount” means the Aggregate Merger Consideration minus (A) the Per Share Series A Preferred Amount multiplied by the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time and (B) the Per Share Convertible Preferred Amount multiplied by the number of shares of Company Convertible Preferred Stock outstanding immediately prior to the Effective Time.

(iv) “Average Closing Price” means the average of the closing prices of the Parent Common Stock on Nasdaq National Market (“Nasdaq”) for the ten (10) trading days ending two (2) days prior to the Closing Date.

(v) “Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

(vi) “Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.

(vii) “Company Preferred Stock” means the Preferred Stock, $0.01 par value per share, of the Company, which is comprised of the Company Series A Preferred Stock and the Company Convertible Preferred Stock.

(viii) “Company Series A Preferred Stock” means the Series A Preferred Stock, $0.01 par value per share, of the Company.

(ix) “Company Convertible Preferred Stock” means the Convertible Preferred Stock, $0.01 par value per share, of the Company.

(x) “Escrow Amount” means that number of shares of Parent Common Stock equal to 10% of the Aggregate Merger Consideration, rounded to the nearest whole share.

(xi) “Merger Consideration” means the Per Share Common Amount, the Per Share Series A Preferred Amount or the Per Share Convertible Preferred Amount, as applicable.

(xii) “Option Adjustment Amount” means the aggregate exercise price of all Company Stock Options (other than Company Stock Options granted between January 23, 2006 and the Closing Date) that are either (A) exercised after the date hereof or (B) assumed by Parent pursuant to Section 1.6(c)(i), divided by the Average Closing Price, and rounded to the nearest whole share of Parent Common Stock.

(xiii) “Option Exchange Amount” means the Per Share Common Amount multiplied by the Average Closing Price.

(xiv) “Per Share Common Amount” means the number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the Aggregate Residual Amount by (y) the Aggregate Company Common Stock.

(xv) “Per Share Series A Preferred Amount” means the number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) $1,000 by (y) the Average Closing Price; provided that the Per Share Series A Preferred Amount and the Per Share Convertible Preferred Amount shall be reduced proportionately to the extent the sum of (A) the Per Share Series A Preferred Amount multiplied by the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time and (B) the Per Share Convertible Preferred Amount multiplied by the number of shares of Convertible Preferred Stock outstanding immediately prior to the effective time, exceeds the Aggregate Merger Consideration.

(xvi) “Per Share Convertible Preferred Amount” means the number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) $1.13 by (y) the Average Closing Price; provided that the Per Share Series A Preferred Amount and the Per Share Convertible Preferred Amount shall be reduced proportionately to the extent the sum of (A) the Per Share Series A Preferred Amount multiplied by the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time and (B) the Per Share Convertible Preferred Amount multiplied by the number of shares of Convertible Preferred Stock outstanding immediately prior to the effective time, exceeds the Aggregate Merger Consideration.

(b) Treatment of Company Capital Stock.

(i) On the terms and subject to the conditions of this Agreement, at the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of the Company Series A Preferred Stock, each share of Company Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Per Share Series A Preferred Amount. For purposes of calculating the aggregate number of shares of Parent Common Stock issuable to each Effective Time Company Stockholder pursuant to this Section 1.6(b)(i), all shares of Company Series A Preferred Stock that are held by each such Effective Time Company Stockholder shall be aggregated and the number of shares of Parent Common Stock issuable to each such Effective Time Company Stockholder shall be rounded down to the nearest whole share.

(ii) On the terms and subject to the conditions of this Agreement, at the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of the Company Convertible Preferred Stock, each share of Company Convertible Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Per Share Convertible Preferred Amount. For purposes of calculating the aggregate number of shares of Parent Common Stock issuable to each Effective Time Company Stockholder pursuant to this Section 1.6(b)(ii), all shares of Company Convertible Preferred Stock that are held by each such Effective Time Company Stockholder shall be aggregated and the number of shares of Parent Common Stock issuable to each such Effective Time Company Stockholder shall be rounded down to the nearest whole share.

(iii) On the terms and subject to the conditions of this Agreement, at the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company Common Stock, each outstanding share of Company Common Stock issued and outstanding at the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Per Share Common Amount. For purposes of calculating the aggregate number of shares of Parent Common Stock issuable to each Effective Time Company Stockholder pursuant to this Section 1.6(b)(iii), all shares of Company Common Stock that are held by each such Effective Time Company Stockholder shall be aggregated and the number of shares of Parent Common Stock issuable to each such Effective Time Company Stockholder shall be rounded down to the nearest whole share.

(iv) Fractional Shares. No fraction of a share of Parent Common Stock will be issued at the Effective Time, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Average Closing Price.

(v) Notwithstanding anything to the contrary in this Agreement, any shares of Company Capital Stock that are held by an Effective Time Company Stockholder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with applicable Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock contemplated by this Section 1.6 and in lieu thereof, any such Effective Time Company Stockholder shall only be entitled to such rights as are granted by applicable Law. Notwithstanding the foregoing, if any Effective Time Company Stockholder who has demanded appraisal of shares of Company Capital Stock under applicable Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to such appraisal, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such Effective Time Company Stockholder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the applicable consideration for Company Capital Stock contemplated by this Section 1.6, without interest thereon, upon surrender to the Company of the certificate or certificates representing such shares in accordance with Section 2.2. The Company shall give Parent (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands and any other instruments relating to the Merger served pursuant to applicable Law and received by the Company relating to appraisal or dissenters’ rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal or dissenters’ rights under applicable Law. The Company shall not, except with the prior written consent of Parent or as may be required under applicable Law, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

(c) Treatment of Company Stock Options.

(i) At the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (x) with a per share exercise price less than the Option Exchange Amount or (y) granted between January 23, 2006 and the Closing to the optionees and covering the number of shares indicated in Section 1.6(c)(i) of the Company Disclosure Schedule (each Company Stock Option meeting the criteria in (x) or (y), an “Assumed Option”), shall be assumed by Parent. Each such Assumed Option shall continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time, except that (x) such Assumed Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock) of (A) the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time and (B) the Per Share Common Amount, and (y) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing (A) the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by (B) the Per Share Common Amount. It is the intention of the parties that each Assumed Option that qualified as an incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time.

(ii) No Company Stock Option with a per share exercise price that is greater than or equal to the Option Exchange Amount, other than Company Stock Options granted between January 23, 2006 and the Closing, (such Company Options referred to as the “Canceled Options”) shall be assumed or otherwise replaced by Parent. Any Canceled Option that is outstanding immediately prior to the Effective Time shall be terminated at the Effective Time and no consideration or other payment shall be provided in lieu of such Canceled Options and the Canceled Options shall not represent any rights to purchase any capital stock of the Parent or the Company after the Effective Time.

(iii) If and to the extent necessary or required by the terms of any of the Company Stock Plans or any Company Stock Option, the Company shall, prior to the Effective Time, (i) provide any notices to and obtain any consents from holders of Company Stock Options and (ii) amend the terms of its equity incentive plans or arrangements, to give effect to the provisions of Section 1.6(c). Except as set forth on Section 1.6(c)(iii) of the Company Disclosure Schedule, the Company shall take no action, other than those actions contemplated by this Agreement, that will cause or result in the accelerated vesting of the Assumed Options and shall take such actions prior to the Effective Time as are reasonably necessary to provide that the Assumed Options will not accelerate in connection with the Merger pursuant to Section 4 of the Company Stock Plan.

(iv) Notwithstanding the foregoing, except as set forth on Section 1.6(c)(iv) of the Company Disclosure Schedule, each share of Company Common Stock issued upon exercise of a Company Stock Option prior to vesting or purchased subject to a right of repurchase (“Company Restricted Stock”) issued and outstanding immediately prior to the Effective Time that is unvested as of the Effective Time shall be cancelled and extinguished and will be converted automatically into the right to receive the Common Per Share Amount pursuant to Section 1.6(b)(iii) hereof, which amount shall continue to be subject to the same rights of repurchase by Parent as the Company had prior to the Effective Time and shall be subject to permanent retention by Parent (i.e., repurchase at cost from the stockholder) in accordance with the terms of the agreement pursuant to which such Company Stockholder purchased such shares of Company Restricted Stock.

(d) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are (i) held by the Company as treasury shares or (ii) owned by Parent or any wholly owned Subsidiary (as defined below) of Parent, in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

(e) Capital Stock of Merger Sub. Each share of common stock, $0.001 par value per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.00001 par value per share, of the Surviving Corporation.

(f) Escrow. Of the Aggregate Merger Consideration to be issued at the Effective Time pursuant to Section 1.6(b) (none of which shares of Parent Common Stock shall be unvested, subject to any right of repurchase, risk of forfeiture or other condition in favor of the Surviving Corporation), the number of whole shares equal to the Escrow Amount shall be held in escrow pursuant to Article IX of this Agreement to compensate Parent and its affiliates (including the Surviving Corporation) for any “Losses” (as defined in Section 10.3 of this Agreement) incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE II

THE CLOSING

Section 2.1 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place sequentially beginning at 10:00 a.m. Pacific Time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), 650 Page Mill Road, Palo Alto, California, on a date to be specified by Parent and the Company which shall be no later than the second business day after satisfaction or waiver of each of the conditions set forth in Article VII or on such other date and such other time and place as Parent and the Company shall agree. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.”

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall designate a bank or trust company to act as Exchange Agent hereunder (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent shall deposit with or for the account of the Exchange Agent, for the benefit of the holders of Company Capital Stock, the shares of Parent Common Stock and an amount of cash sufficient to deliver to the holders of Company Capital Stock any cash in lieu of fractional shares payable pursuant to Section 1.6(b)(iv) and any dividends or other distributions to which such holders are entitled pursuant to Section 2.2(d) (such shares of Parent Common Stock together with cash in lieu of fractional shares and dividends or other distributions being hereinafter referred to as the “Exchange Fund”) deliverable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock.

(b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) that were converted pursuant to Section 1.6(b) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, the cash amount in lieu of any fractional shares pursuant to Section 1.6(b)(iv) and any dividends or distributions payable pursuant to Section 2.2(d). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive (A) certificates evidencing the Merger Consideration which such holder has the right to receive pursuant to Section 1.6(b) in respect of the shares of Company Capital Stock formerly evidenced by such Certificate, (B) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.6(b)(iv), and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), after giving effect to any tax withholdings required by applicable Law, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Capital Stock which is not registered in the transfer records of the Company as of the Effective Time, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate evidencing such Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed, from and after the Effective Time, for all corporate purposes, to represent only the right to receive upon surrender the Merger Consideration and any cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 1.6(b)(iv), in accordance with the terms of this Agreement.

(c) No Further Ownership Rights in Company Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in Section 2.2(b).

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.6(b)(iv), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, in addition to the Parent Common Stock deliverable therefore pursuant to Section 1.6(b), without interest, (A) the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.6(b)(iv) and the amount of dividends or other distributions with a record date after the date hereof theretofore paid with respect to such whole Shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the date hereof but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.6(b) as well as the other Merger Consideration as provided in this Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form satisfactory to Parent, or a bond in such reasonable sum as Parent may direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or will have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(g) Termination of Exchange Fund. At any time following the six (6) month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent any portion of the Exchange Fund not disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Law) with respect to the Merger Consideration to which such holders are entitled pursuant to Section 1.6(b) any cash in lieu of fractional shares payable to such holders pursuant to Section 1.6(b)(iv) and any dividends or other distributions to which such holders are entitled pursuant to Section 2.2(d), upon due surrender of their Certificates, without any interest thereon.

(h) No Liability. Neither Parent, Merger Sub, nor the Company shall be liable to any holder of Company Capital Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law following the passage of time specified therein.

(i) Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person who was a holder of Company Capital Stock immediately prior to the Effective Time such amounts as

Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the written disclosure schedule prepared by the Company which is dated as of the date hereof and has been delivered by the Company to Parent in connection herewith (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A true, complete and correct list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or affiliate of the Company, is set forth in Section 3.1 of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, excluding securities in the Company’s Subsidiaries and securities in any publicly traded company held for investment by the Company and comprising less than one percent (1%) of the outstanding stock of such company.

Section 3.2 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a true, complete and correct copy of its certificate of incorporation, as amended to date (the “Company Charter”), and bylaws, as amended to date (the “Company Bylaws”), and has furnished to Parent true, complete and correct copies of the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “Subsidiary Documents”). The Company Charter, Company Bylaws and the Subsidiary Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws and the Company’s Subsidiaries are not in violation of any of the provisions of their respective Subsidiary Documents.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists only of 300,000,000 shares of Company Common Stock, of which 141,233,836 shares of Common Stock are issued and outstanding, and 9,765,648 shares of Company Preferred Stock, of which 9,550 shares are designated as Company Series A Preferred Stock, 9,444.8334 shares of which are issued and outstanding, and 9,756,098 shares of which are designated as Company Convertible Preferred Stock, 7,787,804 shares of which are issued and outstanding. The Company has reserved 27,500,000 shares of Company Common Stock for issuance under the Company Stock Plan, 16,892,844 of which are subject to outstanding options and 322,699 of which remain available for issuance under the Company Stock Plan. No shares of Company Common Stock or Company Preferred

Stock are held in treasury or reserved for issuance except for shares of Company Stock reserved in connection with the Company Stock Plan and reserved for issuance upon conversion of any shares of Company Preferred Stock.

(b) The capitalization of the Company is as set forth on Section 3.3(b) of the Company Disclosure Schedule, which lists the name and state of residence of each holder of Company Common Stock and each holder of Company Preferred Stock and the numbers of shares of Company Common Stock and Company Preferred Stock held by each holder, as well as the total number of shares of Company Common Stock and Company Preferred Stock outstanding.

(c) No shares of Company Capital Stock are “restricted” or otherwise subject to a repurchase option, risk of forfeiture or other vesting or similar condition in favor of the Company under any applicable stock restriction agreement or other similar agreement with the Company.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of January 25, 2006 held outstanding options to acquire shares of Company Common Stock (the “Company Stock Options”) under the Company Stock Plans or under any other equity incentive plan or arrangement of the Company and its Subsidiaries, indicating, with respect to each Company Stock Option then outstanding, the tax status of such option under Section 422 of the Code, the number of shares of Company Common Stock subject to such Company Stock Option, the name of the plan under which such Company Stock Option was granted and the exercise price, date of grant, vesting schedule and expiration date thereof, including to the extent to which any vesting has occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Company Stock Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Acquisition Merger. The Company has made available to Parent true, complete and correct copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options.

(e) There are no outstanding debt securities of the Company, whether or not convertible into shares of Company Capital Stock.

(f) Except as described in Section 3.3(a) or Section 3.3(d), no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.3(a) or Section 3.3(d), there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no shareholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of capital stock of the Company or any of its Subsidiaries or any cash amounts based on the value or appreciation in value of such capital stock. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of Company Common Stock or shares of capital stock of any such Subsidiary or any cash amounts based on the value or appreciation in value of such capital stock.

(g) All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter or the Company Bylaws or any agreement to which the Company is a party or is otherwise bound. None of the outstanding shares of Company Common Stock have been issued in violation of any federal or state securities Laws. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or a Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”). There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(h) The Company has no class of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 3.4 Authority Relative to this Agreement; Shareholder Approval.

(a) Subject only to the approval of the stockholders of the Company as described below, the Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (the “Company Board”). The Company Board has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company, (ii) unanimously approved this Agreement and the transactions contemplated hereby and (iii) unanimously recommended that the stockholders of the Company adopt and approve (A) this Agreement and the Merger, (B) the escrow and indemnification obligations of the Effective Time Company Stockholders set forth in Article IX hereof and the deposit of Parent Common Stock equal to the Escrow Amount into the Escrow Fund and (C) the appointment of Sanford S. Wadler as the Stockholder Agent (collectively, the “Company Voting Proposal”). This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Parent and Merger Sub) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) Except for the adoption and approval of this Agreement, the approval of the Merger and approval of the matter set forth in Section 6.4(f) of this Agreement by affirmative vote of the holders of (i) a majority of the voting power of all shares of the Company Common Stock entitled to vote, (ii) a majority of each series of the Company Preferred Stock entitled to vote and (iii) a majority of the Company Capital Stock entitled to vote voting together pursuant to duly called and noticed and validly convened and held meeting of the holders of the Company Common Stock (the “Requisite Company Stock Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance by the Company of its agreements and obligations under this Agreement will not, (i) conflict with or violate the Company Charter or Company Bylaws or any Subsidiary Documents, (ii) in any material respect, conflict with or violate any Law applicable to the Company or by which its properties is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s rights or alter the rights or obligations of any third party or the Company (including monetary rights and obligations) under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including Intellectual Property) of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties is bound or affected, or (iv) other than the Company Stock Options, give rise to or result in any person having, or having the right to exercise, any pre-emptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its assets or properties.

(b) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of its agreements and obligations under this Agreement by the Company will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any nation or government, any state, province or other political subdivision thereof or any multinational organization or body or other entity having or exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any court, arbitrational tribunal, administrative or regulatory agency or commission or other governmental authority or instrumentality), whether domestic or foreign, (a “Governmental Entity”), except (i) as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) as may be required under any foreign antitrust or competition Law, (iii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 6.4) with the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act, (iv) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (v) the filing of the Certificate of Merger or other documents as required by the DGCL and (vi) such clearances, consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Compliance; Permits.

(a) The Company is and has been in material compliance with and is not in material default or violation of (and has not received any notice of material non-compliance, default or violation with respect to) any Law applicable to the Company or by which any of its properties are bound or affected.

(b) The Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of its business as currently conducted (collectively, the “Company Permits”). The Company Permits are in full force and effect, have not been violated in any material respect and, to the Company’s knowledge, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or threatened, seeking the suspension, revocation or cancellation of any Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, other than as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Financial Statements.

(a) Each of the audited consolidated statements of operations, statements of cash flows and statements of changes in stockholders’ equity for the years ended December 31, 2002, 2003 and 2004 and the balance sheets as of December 31, 2003 and 2004 and the related notes and schedules (the “Audited Company Financial Statements”), the unaudited consolidated statement of operations, and statement of cash flows for the nine months ended October 1, 2005 and the balance sheet as of October 1, 2005 and the related notes and schedules (the “September Company Financial Statements”) and any quarterly or fiscal year consolidated statements of operations, statements of cash flows or statements of changes in stockholders’ equity and balance sheets for any period ending on or between the date of this Agreement and the Closing and the related notes and schedules (the “Later Company Financial Statements”), complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements, was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company and its consolidated Subsidiaries for the periods indicated, except as otherwise explained therein and except that any unaudited interim financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments which have not been made and are not expected to be material in amount, individually or in the aggregate, . The balance sheet and notes related thereto of the Company as of October 1, 2005 is referred to herein as the “Company Balance Sheet”).

(b) Each of the Company Audited Financial Statements, the September Company Financial Statements and the Later Company Financial Statements accurately reflects, or will reflect as the case may be, the revenues and costs relating to the Company Material Contracts as required by GAAP.

Section 3.8 Internal Controls and Procedures. The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.9 Absence of Certain Changes or Events. From the date of the Company Balance Sheet through the date hereof, the Company has conducted its business in the ordinary course of business consistent with past practice and, since such date and through the date hereof, there has not occurred: (i) any Company Material Adverse Effect; (ii) any amendments to or changes in the Company Charter, Company Bylaws or Subsidiary Documents; (iii) any material damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance); (iv) any change by the Company in its accounting methods, principles or practices; (v) any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; (vi) any sale of a material amount of assets (tangible or intangible) of the Company or any of its Subsidiaries other than sales of Company Products or Resale Equipment in the ordinary course of business consistent with past practice; (vii) any recalls, field notifications or field corrections with respect to products manufactured by or on behalf of the Company or any of its Subsidiaries, excluding any work performed in compliance with warranties provided by the Company in the ordinary course of business; or (viii) any other action or event that would have required the consent of Parent pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

Section 3.10 No Undisclosed Liabilities.

(a) Except as reflected in the Company Balance Sheet, the Company has no liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) any liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) The Company is not a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction,

arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or primary intention of such arrangement is to avoid disclosure of any material transaction involving the Company in the Company’s consolidated financial statements.

Section 3.11 Absence of Litigation; Investigations. Prior to the date of this Agreement, there were no material claims, actions, suits, proceedings, governmental investigations, inquiries or subpoenas (other than challenging or arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against the Company or any of its properties or assets, (b) to the Company’s knowledge, threatened against the Company or any of its properties or assets or (c) whether filed or threatened, that have been settled or compromised by the Company within the three years prior to the date of this Agreement and at the time of such settlement or compromise were material. The Company is not subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.12 Agreements, Contracts and Commitments.

(a) For purposes of this Agreement, the term “Company Material Contracts” shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets are bound, and which:

(i) has a remaining term of more than one year from the date hereof and (A) cannot be unilaterally terminated by the Company at any time, without material penalty, within thirty (30) days of providing notice of termination, and (B) involves the payment or receipt of money in excess of $25,000 per year;

(ii) involves the payment or receipt of money in excess of $50,000 in any year;

(iii) contains covenants limiting the freedom of the Company or any of its Subsidiaries to sell any products or services of or to any other person, engage in any line of business or compete with any person or operate at any location;

(iv) was made with any stockholders, officer, director, Company employee or member of the Company Board, or any service, operating or management agreement or arrangement with respect to any of the Company’s assets or properties (whether leased or owned), other than those that are terminable by the Company on no more than thirty (30) days’ notice without liability or financial obligation to the Company;

(v) is a dealer, distributor, joint marketing or development contract under which the Company has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any contract pursuant to which the Company has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company;

(vi) includes indemnification, guaranty or warranty other than any of those contracts entered into in the ordinary course of the Company’s business;

(vii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(viii) settlement agreements under which the Company has ongoing obligations;

(ix) Company IP Contract; or

(x) Company Real Property Leases.

(b) All of the Company Material Contracts are in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies).

(c) Section 3.12(c) of the Company Disclosure Schedule contains a complete and accurate list of, and true and complete copies have been delivered or made available to Parent with respect to, all Company Material Contracts in effect as of the date hereof or as otherwise set forth on Section 3.12(c) of the Company Disclosure Schedule.

(d) As of the date of this Agreement, (i) there is no breach or violation of or default by the Company or any of its Subsidiaries under any of the Company Material Contracts, except such breaches, violations and defaults as have been waived in writing, and (ii) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the Company Material Contracts, which breach, violation or default referred to in clauses (i) or (ii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Employee Benefit Plans, Options and Employment Agreements.

(a) Section 3.13 of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute, or under which any of them has or may have any liability for premiums or benefits (collectively, the “Company Employee Plans”). There are not currently, nor have there been in the past six years, any Company ERISA Affiliates other than Company Subsidiaries.

(b) With respect to each Company Employee Plan, the Company has made available to Parent complete and accurate copies of (i) such Company Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, advisory or opinion letter from the Internal Revenue Service, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all current personnel, payroll and employment manuals and policies, (vii) the most recent financial statements for each Company Employee Plan that is funded, (viii) all material correspondence to or from any governmental agency related to any Company Employee Plan during the preceding three years and (ix) the three most recent plan years’ discrimination tests for each Company Employee Plan.

(c) The Company and each of its Subsidiaries have complied in all material respects with, and each Company Employee Plan has been administered in all material respects in accordance with, ERISA, the Code and all other applicable Laws and the regulations thereunder and materially in accordance with such Company Employee Plan’s terms. Each of the Company and its Subsidiaries have in all material respects met their obligations with respect to each Company Employee Plan and have timely made (or timely will make) all required contributions thereto. All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor or to any other relevant authority in any jurisdiction have been timely submitted. With respect to the Company Employee Plans, no event has occurred (and, to the Company’s knowledge, there exists no condition or set of circumstances) in connection with which the Company or any of its Subsidiaries could reasonably be expected to be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other applicable Law (other than for contributions and routine administrative expenses), nor will the negotiation or consummation of the transactions contemplated by this Agreement, in and of themselves, give rise to any such material liability.

(d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations which have not been accounted for by reserves (if required by GAAP), or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Company Employee Plan.

(e) No Company Employee Plan (other than the Company Stock Plans) has assets that include securities issued by the Company or any of its Subsidiaries.

(f) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) (i) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service with respect to such Qualified Plan’s qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, (ii) has remaining a period of time under the Code or applicable Treasury regulations or Internal Revenue Service pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the Internal Revenue Service, or (iii) is a prototype or volume submitter plan that is permitted to rely on the favorable opinion or advisory letter issued to the prototype or volume submitter plan sponsor of such Qualified Plan. No such determination, opinion or advisory letter has been revoked (nor, to the Company’s knowledge, has any such revocation been threatened. No act or omission has occurred that would reasonably be expected to adversely affect the qualification of any such Qualified Plan or materially increase the cost to the Company and its Subsidiaries, together, of maintaining or participating in any such Qualified Plan. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan that will result in material liability to the Company. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date for which testing is required to be completed. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, which is not otherwise exempt under Section 408 of ERISA (or any exemption issued thereunder), has occurred with respect to any Company Employee Plan.

(g) Neither the Company nor any of its ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. Neither the Company nor any of its ERISA Affiliates has ever maintained or contributed to a “multiple employer plan” as defined in ERISA or the Code, or a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan provides medical benefits that are not fully insured through an insurance contract.

(h) To the extent permitted by applicable Law, each Company Employee Plan (other than the Company Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by the Company or one or more of its Subsidiaries party thereto or covered thereby at any time without material liability to the Company as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(i) Other than as required under Section 601 et seq. of ERISA, Section 4980B(f) of the Code or similar provisions of state Law, none of the Company Employee Plans promises or provides health or other welfare benefits (excluding routine conversion rights, normal run out of benefit claims under the Company’s health insurance plans and normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted to provide such benefits or coverage. For each Company Employee Plan which provides benefits after termination of employment (other than medical benefits required to be continued under Section 4980B of the Code, Part 6 of Subtitled B of Title I of ERISA or similar provisions of state law and normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies), the present value of benefits accrued under each such Company Employee Plan are fully funded, fully covered by insurance or reflected on the Company Balance Sheet (or Later Company Financial Statements) in accordance with GAAP.

(j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the Company’s knowledge, threatened, with respect to any Company Employee Plan, other than claims for benefits in the ordinary course. No Company Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program. Neither the Company nor any of its Subsidiaries is subject to any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 though 4980 of the Code.

(k) To the Company’s knowledge, each individual who has received compensation for the performance of services on behalf of the Company or any of the Company’s Subsidiaries has been properly classified as an employee or independent contractor in accordance with applicable Law.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Company Employee Plan maintained or covering employees outside the United States, and the books and records thereof: (i) all liabilities with respect to such plan are set forth on a consolidated balance sheet of Company or in the notes thereto in accordance with GAAP; and (ii) no such plan is or within the last two calendar years has been the subject of, or has received notice that it is the subject of, an examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program that has given rise to or is reasonably expected to give rise to any liability. Section 3.13(l) of the Company Disclosure Schedule lists each country in which the Company or any of its Subsidiaries has operations and the number of employees in each such country.

(m) Section 3.13(m) of the Company Disclosure Schedule sets forth a true, complete and correct list of: (i) all employment agreements with employees of the Company or any of its Subsidiaries (other than at-will offer letters that are consistent with the Company’s general form and do not provide for severance payments or benefits, notice periods for termination or change of control benefits) and all material terms and conditions of employees of the UK Subsidiary; (ii) all employees or former employees of the Company and the UK Subsidiary who have executed a non-competition agreement with the Company and/or the UK Subsidiary the term of which has not yet expired; (iii) all severance agreements, programs and policies of the Company and/or the UK Subsidiary with or relating to its employees, excluding programs and policies required to be maintained by Law; and (iv) all plans, programs, agreements and other arrangements of the Company pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement (either alone or in connection with additional or subsequent events). True, complete and correct copies of each of the foregoing agreements to which any employee of the Company or the UK Subsidiary is a party have been made available to Parent.

(n) All contributions required to be made with respect to any Company Employee Plan on or prior to the Effective Time have been or will be timely made or are or will be reflected on the Company Balance Sheet (or Later Company Financial Statements) in accordance with GAAP. The Company: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for current or former employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(o) The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Company or any of its Subsidiaries to severance pay, or any other payment from the Company or any of its Subsidiaries or forgiveness of indebtedness or (ii) accelerate the time of payment or vesting (other than in connection with the termination of the Company 401(k) Plan pursuant to Section 6.8(b) hereof), cause a lapse of repurchase rights or increase the amount of compensation due any such employee, officer or other service provider. There is no Company Employee Plan or other contract, agreement, plan or arrangement that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) as a result of the Merger.

(p) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company or any of its Subsidiaries has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and Notice 2005-1 to the extent subject thereto. No such plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

Section 3.14 Labor Matters.

(a) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, employment termination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(b) There are no personnel manuals or handbooks applicable to employees of the Company or its Subsidiaries, other than those set forth in Section 3.14(b) of the Company Disclosure Schedule, true and complete copies or written summaries of which have heretofore been provided to Parent.

(c) There are no actions, suits, claims, grievances, investigations, or other proceedings pending or, to the Company’s knowledge, threatened, between (i) the Company or its Subsidiaries (and/or any of their current or former officers, directors, employees, or representatives, in their capacities as such) and (ii) any of their respective current or former employees, directors, consultants or independent contractors, or any applicant for employment or classes of the foregoing, or any Governmental Entity, which actions, suits, claims, grievances, investigations, or other proceedings have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

(d) The Company and its Subsidiaries have good labor relations, and the Company and/or its Subsidiaries and their respective employees, agents or representatives have not committed any unfair labor practice as defined in the National Labor Relations Act or any similar foreign, state or local law. Neither the Company nor its Subsidiaries is a party to, bound by or subject to (and none of the Company’s or its Subsidiaries’ properties or assets is bound by or subject to) any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, trade union (in the case of the UK Subsidiary, whether recognized or unrecognized) or works council or other body of employees. There are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or its Subsidiaries, and no employees of the Company or its Subsidiaries are represented by any labor union, labor organization, trade union or works council with respect to their employment with the Company or its Subsidiaries, as the case may be.

(e) To the Company’s knowledge, there are no current labor union organizing activities with respect to any employees of the Company or its Subsidiaries, and no labor union, labor organization, trade union, works council, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s knowledge, there are no labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, against or affecting the Company.

(f) No employee of the Company or its Subsidiaries (i) to the Company’s knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to the Company or any of its Subsidiaries, as the case may be, that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company or any of its Subsidiaries, as the case may be. All of the non-competition agreements currently in effect between the Company and/or its Subsidiaries and their respective employees are valid.

(g) The Company and its Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any foreign, state or local Law relating to plant closings and layoffs or redundancies. The Company or any of its Subsidiaries is not currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any state, local or foreign Law relating to plant closings and layoffs or redundancies. Section 3.14(g) of the Company Disclosure Schedule contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company during the 90-day period prior to the date of this Agreement. Section 3.14(g) of the Company Disclosure Schedule shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing. In connection with such person’s employment, no employee of the UK Subsidiary would be entitled to any amount other than the basic statutory redundancy payments calculated in accordance with Section 162 of the Employment Rights Act of 1996 or to include in the calculation of such person’s continuous employment with the UK Subsidiary any employment by any other person before such person’s employment with the UK Subsidiary. Within a period of one year prior to the Closing, the UK Subsidiary has not been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment Regulations 1981 (“TUPE”) nor has the UK Subsidiary failed to comply with any duty inform and consult any appropriate representatives under TUPE.

(h) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company or any of its Subsidiaries is a party.

Section 3.15 Properties and Assets.

(a) The Company has good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens, except for Liens reflected on the Company Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially impair the use or operation of the property or assets subject thereto.

(b) Section 3.15 of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and the location of such premises. Complete copies of all material real property leases, licenses or other occupancy agreements to which the Company is a party (collectively, the “Company Real Property Leases”) have been delivered to or made available to Parent. Section 3.15 of the Company Disclosure Schedule lists all Company Real Property Leases.

(c) As of the date of this Agreement, (i) all Company Real Property Leases are in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies), (ii) there is no existing material default by the Company under any of the Company Real Property Leases, except such defaults as have been waived in writing, (iii) no event has occurred with respect to the Company which, with notice or lapse of time or both, would constitute a default of any of the Company Real Property Leases, and (iv) to the Company’s knowledge, there are no defaults of any material obligations of any party other than the Company under any Company Real Property Lease.

Section 3.16 Taxes.

(a) The Company and each of its Subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete, in all material respects, in accordance with applicable law. All Taxes required to be paid by the Company and each of its Subsidiaries (whether or not shown to be due on such Tax Returns) have been timely paid. There are no Liens relating or attributable to or Taxes on any assets of the Company or any of its Subsidiaries, other than liens relating to Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has granted any outstanding waiver of any statute of limitations with respect to, or any outstanding extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Company’s Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including taxes being contested) in accordance with GAAP. All liabilities for Taxes attributable to the period commencing on the date following the date of the Company’s Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(b) The Company and each of its Subsidiaries has timely paid or withheld with respect to their employees all federal and state income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax and other Taxes required to be paid or withheld (and has timely paid over any withheld amounts to the appropriate Taxing authority). Neither the Company nor any of its Subsidiaries has received any notice of any Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries. No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, and neither the Company nor any of its Subsidiaries have received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of the Company or its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement nor does the Company owe any amount under any such agreement. Except for the group of which the Company is the common parent, the Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Except with respect to the group referred to in the preceding sentence, neither the Company nor any of its Subsidiaries are liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law, and including any arrangement for group relief within a jurisdiction or similar arrangement) as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(d) To the extent requested by Parent, the Company has made available to Parent complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company and each of its Subsidiaries with respect to all taxable years for which the statutes of limitation have not expired.

(e) Neither the Company nor any of its Subsidiaries has agreed, or is it required to, make any material adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise prior to the Effective Time.

(f) Neither the Company nor any of its Subsidiaries is, or ever has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(h) Neither the Company nor any of its Subsidiaries has engaged in, or has any commitment to engage in, a “reportable transaction” as set forth in Treas. Reg. § 1.6011-4(b) or any a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

Section 3.17 Environmental Matters.

(a) The Company is in compliance in all material respects with federal, state, local and foreign Laws and regulations relating to pollution, protection or preservation of human health or the environment, including, without limitation, Laws and regulations relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials (“Materials of Environmental Concern”), or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, recycling, transport, management or handling of Materials of Environmental Concern or any product containing Materials of Environmental Concern, or the preservation of the environment, the mitigation of adverse effects thereon or exposure of any person to Materials of Environmental Concern (collectively, “Environmental Laws”), and including, but not limited to, compliance with any Company Permits or other governmental authorizations or the terms and conditions thereof and compliance with any Laws respecting the sale, distribution or labeling of products pursuant to Environmental Laws.

(b) The Company has not received any written notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Company.

(c) There is no pending or threatened claim, action, investigation, or notice by any person or entity alleging potential liability on the part of the Company for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by Company, now or in the past, or otherwise caused by the Company or by the actions of any other party for which the Company would be liable by contract or pursuant to Environmental Laws, or (ii) any violation, or alleged violation, of any Environmental Law (collectively, “Company Environmental Claims”), except where such Company Environmental Claims would not have a Company Material Adverse Effect.

(d) There are no past or present facts or circumstances that could reasonably be expected to form the basis of any Company Environmental Claim against the Company or against any person or entity whose liability for any Company Environmental Claim the Company has retained or assumed either contractually or by operation of Law, except where such Company Environmental Claims would not have a Company Material Adverse Effect.

(e) The Company has made available to Parent all material assessments, reports, data, results of investigations or audits, that are in the possession of Company pertaining to the environmental condition of any real property currently or formerly owned, leased, subleased or licensed by the Company, or the compliance (or noncompliance) by the Company with any Environmental Laws.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Schedule lists all Company Products and material Company Intellectual Property.

(b) Section 3.18(b) of the Company Disclosure Schedule (i) lists all Registered Intellectual Property owned by, or filed on behalf of or in the name of, the Company (the “Company Registered Intellectual Property”) and (ii) lists any pending proceedings or actions of which the Company has been given notice before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved.

(c) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. There are no actions that must be taken by the Company within 60 days of Closing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired any ownership of Company Registered Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Company Registered Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(d) All Company Intellectual Property will be fully transferable, alienable or licensable by Merger Sub and/or Parent without restriction and without payment of any kind to any third party. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

(e) To the extent that any Company Intellectual Property has been developed or created independently or jointly by any Person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written agreement with such Person with respect thereto, and the Company has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including all author or moral rights.

(f) The Company has not (i) granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other Person, or (ii) in the past two years, transferred, assigned or permitted the Company’s rights in such Company Intellectual Property to lapse or enter into the public domain.

(g) Other than (i) the public or open source technology listed in Section 3.18(q) of the Company Disclosure Schedule, (ii) Shrink-Wrap Code, (iii) non-disclosure agreements entered into in a writing in the ordinary course of business and materially consistent with the Company’s own forms of non-disclosure agreement (copies of which are attached as Schedule 3.18(g) hereto (the “Company NDAs”), Section 3.18(g) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party that includes a license, a non-assertion or covenant not to sue with respect to any Intellectual Property Rights (“Company IP Contract”).

(h) (1) The public or open source technology listed in Section 3.18(q) of the Company Disclosure Schedule, (2) Shrink-Wrap Code, (3) non-disclosure agreements entered into in a writing in the ordinary course of business and materially consistent with the Company NDAs, (4) the Company Intellectual Property owned by the Company and (5) the agreements set forth in Section 3.18(g) of the Company Disclosure Schedule, constitute all of the Intellectual Property and Intellectual Property Rights used in, necessary to or that otherwise would be infringed by the conduct of the business of the Company as it currently is conducted or contemplated by the Company to be conducted, including the design, development, manufacture, use, import and sale of any Company Product.

(i) No third party that has licensed Intellectual Property to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Intellectual Property that has been licensed to the Company.

(j) The Company is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict the Company’s rights to use any Intellectual Property owned by and material to the business of the Company as currently conducted or (ii) restrict the conduct of the business of the Company as currently conducted in order to accommodate any third Person’s Intellectual Property Rights.

(k) The Company currently has in place a commercially reasonable program to assess whether its activities infringe or misappropriate the Intellectual Property Rights of others. The operation of the business of the Company as it is currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product, to the knowledge of the Company after due inquiry, has not and does not infringe or misappropriate any Intellectual Property Rights of any Person (excluding any Intellectual Property Rights arising from any patent that is issued subsequent to the Closing Date), violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. In the past two years, the Company has not received notice from any Person claiming that such operation or any act, any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge (after due inquiry) of any basis therefor).

(l) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Parent or the Merger Sub granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent or the Merger Sub being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent or the Merger Sub being obligated to pay any royalties or other consideration, or offer any discounts, to any third party in excess of those that would be payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(m) To the knowledge of the Company (after due inquiry to the relevant Company staff), no Person is infringing or misappropriating any Company Intellectual Property owned by Company.

(n) The Company has taken reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company. Without limiting the foregoing, (i) the Company has, and enforces, a policy requiring each current and former employee to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form for employees (copies of which are attached as Schedule 3.18(n)(i) hereto (the “Employee Proprietary Information Agreement”), (ii) the Company has required and requires each current and former consultant or contractor to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (copies of which are attached as Schedule 3.18(n)(ii) hereto (the “Consultant Proprietary Information Agreement”) and (iii) all current and former employees, consultants and contractors of the Company have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate, without exclusions for the assignment of Intellectual Property as provided for therein.

(o) No Company Intellectual Property, Intellectual Property Rights or Company Product is subject to any pending proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property, Intellectual Property Rights or Company Product.

(p) (i) Since August 1, 2000 and, to the knowledge of the Company after due inquiry, prior to August 1, 2000, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and (ii) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. To the Company’s knowledge after due inquiry, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(q) Except as set forth on Section 3.18(q)-1 of the Company Disclosure Schedule, no Intellectual Property of the Company, of a third party or in the public domain, that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, source code or purports to restrict one’s ability to charge for distribution of software (collectively “Open Source”), was used in, incorporated into, integrated or bundled with any Intellectual Property that is, or was incorporated in or used in the development or compilation of any Company Product or otherwise distributed by the Company. Section 3.18(q)-2 sets forth a list of all Open Source that is included in, or provided or distributed with any Company Product and for each use of Open Source: (1) a description of the functionality of the Open Source, (2) the applicable license terms, (3) the applicable Company Product, and (4) the copyright holder of such Open Source.

(r) Except for the warranties and indemnities contained in the Company’s standard form agreements for the distribution and sale of Company Products, (copies of which are attached as Schedule 3.18(r) hereto (the “Product Agreements”)and warranties implied by law, the Company has not given any warranties or indemnities relating to Company Products.

(s) The Company has not (i) disclosed to any third Person any material confidential source code for any Company Product or (ii) made any such source code subject to any open source license, nor is the Company obligated to make the source code for such Company Product generally available. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property.

(t) The Company has disclosed in writing to Parent all information relating to any problem or issue with respect to any of the Company Products (or any other Company Intellectual Property) which does, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Company Product or Company Intellectual Property. Without limiting the foregoing, there have been, and are, no claims asserted against Company, any of its Subsidiaries or any of their distributors related to the Company Products or Company Intellectual Property.

(u) There have been no unauthorized intrusions or breaches of the security of the Company’s information technology systems. The Company has implemented any and all security patches or upgrades that are generally available for the Company’s information technology systems.

(v) The Company does not have any obligation to pay any third party any royalties or other fees in excess of $25,000 in the aggregate in calendar year 2004 or any annual period thereafter for the use of Intellectual Property and no obligation to pay such royalties or other fees in excess of $50,000 in the aggregate will result from the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

Section 3.19 Insurance.

All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company has been made available to Parent. Each such policy is in full force and effect and all premiums due thereon have been paid in full. None of such policies shall terminate or lapse (or be otherwise adversely affect) by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.20 Interested Party Transactions. Since December 31, 2003, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

Section 3.21 Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), whose brokerage, finder’s or other fees will be paid by the Surviving Corporation) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and Merrill Lynch pursuant to which Merrill Lynch would be entitled to any such payment.

Section 3.22 Opinion of Financial Advisor of the Company. The financial advisor of the Company, Merrill Lynch has delivered to the Company its opinion, dated the date of this Agreement, that as of such date, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company. The Company has provided a true, complete and correct copy of such opinion to Parent. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

Section 3.23 Anti-Takeover Statute Not Applicable. Except for Section 203 of the DGCL (which shall not prohibit the transactions contemplated by the Agreement), no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the DGCL or other applicable Law (each, a “Takeover Statute”) is applicable to the Merger or any of the other transactions contemplated by this Agreement or the Company Voting Agreements.

Section 3.24 Disclosure. No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate furnished to Parent pursuant to any provision of this Agreement (including the Company Financial Statements and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. The Company has provided Parent with or made available to Parent all of the material contracts heretofore requested on behalf of Parent, and all other material information concerning the Company or any Company Subsidiary in the possession, custody or control of the Company or any Company Subsidiary. None of the Company or its Subsidiaries is required to file any forms, report, schedules or other documents with the SEC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as set forth in the written disclosure schedule prepared by Parent which is dated as of the date hereof and has been delivered by Parent to the Company in connection herewith (the “Parent Disclosure Schedule”) or (ii) as otherwise disclosed in any Parent SEC Report (as defined below) filed with the SEC prior to the date hereof (other than in any risk factors or forward looking statements contained therein, which shall not qualify, modify or otherwise affect the representations and warranties set forth in this Article IV), Parent represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification; Merger Sub. Parent and each of its Subsidiaries (including Merger Sub) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Parent and each of its Subsidiaries (including Merger Sub) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. A true, complete and correct list of all of Parent’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary’s outstanding capital stock owned by Parent or another Subsidiary or affiliate of Parent, is set forth in Section 4.1 of the Parent Disclosure Schedule. Parent owns all of the outstanding shares of capital stock of each of its Subsidiaries. Except for obligations or liabilities incurred in connection with their incorporation and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person. Merger Sub does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Parent and comprising less than one percent (1%) of the outstanding stock of such company.

Section 4.2 Certificate of Incorporation and Bylaws. Parent has heretofore made available to the Company a true, complete and correct copy of its articles of incorporation, as amended to date (the “Parent Charter”), and bylaws, as amended to date (the “Parent Bylaws”), and has furnished to the Company true, complete and correct copies of the certificate of incorporation of Merger Sub, as amended to date (the “Merger Sub Charter Documents”). The Parent Charter, Merger Sub Charter Documents and the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of Parent’s Subsidiaries (the “Parent Sub Documents”) are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter or Parent Bylaws, and none of Parent’s Subsidiaries is in violation of its respective Parent Sub Documents.

Section 4.3 Capitalization.

(a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock. As of January 20, 2006, (i) 12,996,427 shares of Parent Common Stock were issued and outstanding; (ii) 904,124 shares of Parent Common Stock are reserved for issuance pursuant to Parent’s 2002 Nonstatutory Stock Option Plan (the “2002 Parent NSO Plan”), 785,253 of which have been granted as options under such plan and 118,871 of which remained available for issuance under such plan; (iii) 246,667 shares of Parent Common Stock were reserved for issuance upon exercise of awards granted pursuant to Parent’s 2000 Director Stock Option Plan (the “2000 Director Plan”), 140,000 of which have been granted as options under such plan and 106,667 of which remained available for issuance under such plan;

(iv) 2,154,262 shares of Parent Common Stock were reserved for issuance upon exercise of awards granted pursuant to Parent’s 2000 Employee Stock Option Plan (the “2000 Employee Plan”), 1,316,702 of which have been granted as options under such plan and 837,560 of which remained available for issuance under such plan; (v) 15,000 shares of Parent Common Stock were reserved for issuance upon exercise of awards granted pursuant to Parent’s 1991 Stock Option Plan (the “1991 Plan”), 15,000 of which have been granted as options under such plan and none of which remained available for issuance under such plan; (vi) 20,000 shares of Parent Common Stock were reserved for issuance upon exercise of awards granted pursuant to Parent’s 1991 Director Option Plan (the “1991 Director Plan”), 20,000 of which have been granted as options under such plan and none of which remained available for issuance under such plan; (vii) 629,515 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s Employee Stock Purchase Plan (“Parent ESPP”); (viii) 1,200,000 shares of Parent Common Stock were reserved for issuance upon exercise of awards authorized for grant pursuant to the Parent 2005 Stock Option Plan the (“Parent 2005 Plan”) ”), 279,300 of which have been granted as options under pursuant to the Parent 2005 Plan and 920,700 of which remained available for grant under such Parent 2005 Plan. The 2002 Parent NSO Plan, the 2000 Employee Plan, the 2000 Director Plan, the 1991 Plan, the 1991 Director Plan and the Parent 2005 Plan are collectively referred to herein as the “Parent Stock Plans”. Between December 31, 2005 and the date of this Agreement, Parent has not issued any securities (including derivative securities) except for shares of Parent Common Stock issued upon exercise of stock options outstanding.

(b) Section 4.3(b) of the Parent Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of January 20, 2006 held outstanding awards to acquire shares of Parent Common Stock (the “Parent Stock Options”) under the Parent Stock Plans or under any other equity incentive plan or arrangement of Parent, indicating, with respect to each Parent Stock Option then outstanding, the tax status of such option under Section 422 of the Code, the number of shares of Parent Common Stock subject to such Parent Stock Option, the name of the plan under which such Parent Stock Option was granted and the exercise price, date of grant, vesting schedule and expiration date thereof, including to the extent to which any vesting has occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Parent Stock Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. Parent has made available to the Company true, complete and correct copies of all Parent Stock Plans and the forms of all stock option agreements evidencing outstanding Parent Stock Options.

(c) Except as described in Section 4.3 no capital stock of the Parent or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 4.3, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries is bound, obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no shareholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party, or by which it or they are bound, obligating Parent or any of its Subsidiaries with respect to any shares of capital stock of Parent or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Parent), of Parent or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other similar agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party, or by which it or they are bound, obligating Parent or any of its Subsidiaries with respect to any shares of Parent Common Stock or shares of capital stock of any such Subsidiary.

(d) All outstanding shares of Parent’s capital stock are, all shares of Parent Common Stock reserved for issuance as specified above will be (upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable), and all shares of Parent Common Stock to be issued in the Merger have been or will be (when issued in accordance with this Agreement), duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CCC, the Parent Charter, the Parent Bylaws or any agreement, arrangement or understanding to which Parent is a party or is otherwise bound. None of the outstanding shares of the Parent Common Stock have been issued in violation of any federal or state securities Laws. All of the outstanding shares of capital stock of each of Parent’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Parent or a Subsidiary of Parent free and clear of all Liens. The Parent Common Stock to be issued in the Merger, when issued in accordance with this Agreement, will be registered under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act and registered or exempt from registration under any applicable state securities or “Blue Sky” Laws.

(e) The Parent Common Stock constitutes the only class of securities of Parent or its Subsidiaries registered or required to be registered under the Exchange Act.

(f) There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Parent.

(g) The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are issued and outstanding and fully paid and nonassessable. All of the issued and outstanding capital stock of Merger Sub is, and immediately preceding the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.

Section 4.4 Authority Relative to this Agreement; Shareholder Approval.

(a) Subject only to the approval of the shareholders of Parent as described below, Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub. The Parent Board has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the shareholders of Parent, (ii) approved this Agreement and the Merger and (iii) has unanimously recommended that the shareholders of Parent approve the issuance of shares of Parent Common Stock in the Merger (the “Parent Voting Proposal”). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) Except for the approval of the Parent Voting Proposal by the affirmative vote of the holders of a majority of the shares of Parent Common Stock present and voting at a duly constituted meeting of the holders of Parent Common Stock (the “Parent Shareholders Meeting,” and together with the Requisite Company Stock Approval to be obtained at a duly constituted meeting of the holders of Company Capital Stock (the “Company Stockholder Meeting”), the “Merger Shareholders Actions”), of the shareholders of the Parent to consider the Parent Voting Proposal (the “Requisite Parent Shareholder Approval”) and the

approval of the Merger by Parent, in its capacity as sole shareholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby.

Section 4.5 No Conflict, Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of any instrument required hereby to be executed and delivered at the Closing will not, and the performance by Parent and Merger Sub of their respective agreements and obligations under this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Parent Charter, the Parent Bylaws, the Merger Sub Charter Documents or any Parent Sub Documents, (ii) in any material respect, conflict with or violate any Law applicable to Parent or Merger Sub or any Law by which Parent’s properties are bound or affected, (iii) except as would not reasonably be expected to have a Parent Material Adverse Effect, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or impair Parent’s rights or alter the rights or obligations of any third party including monetary obligations under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Parent pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or its properties is bound or affected, or (iv) other than options under the Parent Stock Plans, give rise to or result in any person having, or having the right to exercise, any pre-emptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Parent or any of its assets or properties.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of any instrument required hereby to be executed and delivered at the Closing will not, and the performance of the respective agreements of, and obligations under, this Agreement by Parent and Merger Sub will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Law or regulation, (iii) the filing of the Registration Statement on Form S-4 (the “Registration Statement”) with the SEC in accordance with the Securities Act, and the filing of the Proxy Statement/Prospectus/ Information Statement (as defined in Section 6.4) with the SEC under the Exchange Act, (iv) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (v) the filing of the Certificate of Merger or other documents as required by the DGCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Compliance; Permits.

(a) Parent is and has been in material compliance with and is not in material default or violation of (and has not received any notice of material non-compliance, default or violation with respect to) any Law applicable to it or by which any of its respective properties are bound or affected.

(b) Parent holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of its business as currently conducted (collectively, the “Parent Permits”). The Parent Permits are in full force and effect, have not been violated in any material respect and no suspension, revocation or cancellation thereof has been threatened, and to Parent’s knowledge there is no action, proceeding or investigation pending or threatened, seeking the suspension, revocation or cancellation of any Parent Permits. No Parent Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, other than as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Parent since January 1, 2003 with the SEC (collectively, the “Parent SEC Reports”). The Parent SEC Reports, including all forms, reports and documents filed by Parent with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of Parent SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and, in the case of such forms, reports and documents filed by Parent with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Parent is required to file any forms, report, schedules or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Parent SEC Reports, including any Parent SEC Reports filed between the date of this Agreement and the Closing, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of Parent and its consolidated Subsidiaries for the periods indicated, except as otherwise explained therein and except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been made and are not expected to be material in amount, individually or in the aggregate. The unaudited balance sheet and notes related thereto of Parent contained in the Parent SEC Report on Form 10-Q for the fiscal quarter ended September 30, 2005 is referred to herein as the “Parent Balance Sheet.”

(c) The chief executive officer and chief financial officer of Parent have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the statements contained in any such certifications are complete and correct, and Parent is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards and corporate governance rules of the Nasdaq.

(d) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Parent SEC Reports, accurately reflects the revenues and costs relating to the Parent Material Contracts (as defined below).

Section 4.8 Disclosure Controls and Procedures. Since December 31, 2003, Parent and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has made available to Company information regarding its processes for assessing the effectiveness of its disclosure controls and procedures and internal controls over financial reporting and any material reports or correspondence with Parent’s internal auditors regarding the same.

Section 4.9 Absence of Certain Changes or Events. From the date of the Parent Balance Sheet, Parent has conducted its business in the ordinary course of business consistent with past practice and, since such date and through the date hereof, there has not occurred: (i) any Parent Material Adverse Effect; (ii) any amendments to or changes in the Parent Charter or Parent Bylaws; (iii) any material damage to, destruction or loss of any asset of Parent (whether or not covered by insurance); (iv) any change by Parent in its accounting methods, principles or practices; (v) any revaluation by Parent of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; (vi) any sale of a material amount of assets (tangible or intangible) of Parent; (vii) any recalls, field notifications or field corrections with respect to products manufactured by or on behalf of Parent, or (viii) any other action or event that would have required the consent of the Company pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

Section 4.10 No Undisclosed Liabilities.

(a) Except as reflected in the Parent Balance Sheet, Parent has no liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated Subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice, (ii) any liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Parent is not a party to, nor has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving Parent in the Parent’s consolidated financial statements.

Section 4.11 Absence of Litigation; Investigations. Prior to the date of this Agreement, there were no material claims, actions, suits, proceedings, governmental investigations, inquiries or subpoenas (other than challenging or otherwise arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against Parent or any of its properties or assets, (b) to Parent’s knowledge, threatened against Parent, or any of its properties or assets or (c) whether filed or threatened, that have been settled or compromised by Parent within three years prior to the date of this Agreement and at the time of such settlement or compromise were material, which claims, actions, suits, proceedings investigations, inquiries or subpoenas referred to in clause (a) and (b) above would reasonably be expected to have a Parent Material Adverse Effect. Parent is not subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Parent, the Parent Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 4.12 Agreements, Contracts and Commitments.

(a) For purposes of this Agreement, the term “Parent Material Contracts” shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which it or any of its assets is bound, and which:

(i) has a remaining term of more than one year from the date hereof and (A) cannot be unilaterally terminated by Parent at any time, without material penalty, within thirty (30) days of providing notice of termination, and (B) involves the payment or receipt of money in excess of $100,000 per year;

(ii) involves the payment or receipt of money in excess of $250,000 in any year;

(iii) contains covenants limiting the freedom of Parent to sell any products or services of or to any other person, engage in any line of business or compete with any person or operate at any location;

(iv) was made with any officer, director, Parent employee or member of the Parent Board, or any service, operating or management agreement or arrangement with respect to any of Parent’s assets or properties (whether leased or owned), other than those that are terminable by Parent on no more than thirty (30) days’ notice without liability or financial obligation to Parent;

(v) is a dealer, distributor, joint marketing or development contract under which Parent has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any contract pursuant to which Parent has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Parent;

(vi) includes indemnification, guaranty or warranty other than any those contracts entered into in the ordinary course of Parent’s business;

(vii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(viii) settlement agreements under which Parent has ongoing obligations; or

(ix) Parent Real Property Leases.

(b) All of the Parent Material Contracts that are required to be described in the Parent SEC Reports (or to be filed as exhibits thereto) are so described or filed and are enforceable and in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies).

(c) As of the date of this Agreement, (i) there is no breach or violation of or default by Parent or any of its Subsidiaries under any of the Parent Material Contracts, except such breaches, violations and defaults as have been waived in writing, and (ii) no event has occurred with respect to Parent or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the Parent Material Contracts, which breach, violation or default referred to in clauses (i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Section 4.12 of the Parent Disclosure Schedule contains a complete and accurate list of, and true and complete copies have been delivered or made available to the Company with respect to, all Parent Material Contracts in effect as of the date hereof other than the Parent Material Contracts which are listed as an exhibit to Parent’s most recent annual report on Form 10-K or a subsequent quarterly report on Form 10-Q or as otherwise set forth on Section 4.12(b) of the Parent Disclosure Schedule.

Section 4.13 Employee Benefit Plans, Options and Employment Agreements.

(a) Section 4.13(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates or to which Parent, any of its Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may have any liability for premiums or benefits for the benefit of employees located in the United States (collectively, the “Parent Employee Plans”).

(b) With respect to each Parent Employee Plan, Parent has made available to the Company complete and accurate copies of (i) such Parent Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all personnel, payroll and employment manuals and policies, and (vii) the most recent financial statements for each Parent Employee Plan that is funded; (viii) all material correspondence to or from any governmental agency related to any Parent Employee Plan during the preceding three years and (ix) the three most recent plan years’ discrimination tests for each Parent Employee Plan.

(c) The Parent, its Subsidiaries and each of it respective ERISA Affiliates have complied in all material respects with, and each Parent Employee Plan has been administered in all material respects in accordance with, ERISA, the Code and all other applicable Laws and the regulations thereunder and materially in accordance with such Parent Employee Plan’s terms. Each of Parent, its Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Parent Employee Plan and have timely made (or timely will make) all required contributions thereto. All filings and reports as to each Parent Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Parent Employee Plans, no event has occurred, and, to Parent’s knowledge, there exists no condition or set of circumstances in connection with which Parent or its Subsidiaries could reasonably be expected to be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other applicable Law (other than for contributions and routine administrative expenses), nor will the negotiation or consummation of the transactions contemplated by this Agreement, in and of themselves, give rise to any such material liability.

(d) With respect to the Parent Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations which have not been accounted for by reserves (if required by GAAP), or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of Parent. The assets of each Parent Employee Plan which is funded are reported at their fair market value on the books and records of such Parent Employee Plan.

(e) No Parent Employee Plan has assets that include securities issued by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates.

(f) Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) (i) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service with respect to such Qualified Plan’s qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, (ii) has remaining a period of time under the Code or applicable Treasury regulations or Internal Revenue Service pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the Internal Revenue Service and (iii) is a prototype or volume submitter plan that is permitted to rely on the favorable opinion or advisory letter issued to the prototype or volume submitter plan sponsor of such Qualified Plan. No such determination, opinion or advisory letter has been revoked (nor, to the Company’s knowledge, has any such revocation been threatened. No such determination, opinion or advisory letter has been revoked (nor, to Parent’s knowledge, has any such revocation been threatened). No act or omission has occurred that would reasonably be expected to adversely affect the qualification of any such Qualified Plan or materially increase the cost to Parent and its Subsidiaries, together, of maintaining or participating in any such Qualified Plan. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan that will result in material liability to Parent. Each Parent Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date for which testing is required to be completed. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, which is not otherwise exempt under Section 408 of ERISA (or any exemption issued thereunder), has occurred with respect to any Parent Employee Plan.

(g) Neither Parent nor any of its respective ERISA Affiliates has (i) ever maintained a Parent Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Parent Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. Neither Parent nor any of its respective ERISA Affiliates has ever maintained or contributed to a “multiple employer plan” as defined in ERISA or the Code, or a “funded welfare plan” within the meaning of Section 419 of the Code.

(h) To the extent permitted by applicable Law, each Parent Employee Plan (other than the Parent Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by Parent or one or more of its Subsidiaries party thereto or covered thereby at any time without material liability to Parent as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(i) Other than as required under Section 601 et seq. of ERISA, Section 4980B(f) of the Code or similar provisions of state Law, none of the Parent Employee Plans promises or provides health or other welfare benefits (excluding routine conversion rights and normal claims for benefits under the Parent’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment and neither Parent nor any of its respective ERISA Affiliates has ever represented, promised or contracted to provide such benefits or coverage. For each Parent Employee Plan which provides benefits after termination of employment (other than medical benefits required to be continued under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or similar provisions of state law and normal claims for benefits under the Parent’s group life insurance, accidental death and dismemberment insurance and disability plans and policies), the present value of benefits accrued under each such Parent Employee Plan are fully funded, fully covered by insurance or reflected on the Parent Balance Sheet (or any quarterly or annual consolidated statements of operations, statements of cash flows or statements of changes in shareholders’ equity and balance sheets for any period ending on or between the date of this Agreement and the Closing and the related notes thereto) in accordance with GAAP.

(j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to Parent’s knowledge, threatened, with respect to any Parent Employee Plan, other than claims for benefits in the ordinary course. No Parent Employee Plan is or within the last two calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(k) To Parent’s knowledge, each individual who has received compensation for the performance of services on behalf of Parent, any of its Subsidiaries or their respective ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Law.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to each Employee Benefit Plan maintained by Parent, any of its Subsidiaries or any of their ERISA Affiliates that covers employees outside the United States, and the books and records thereof, (i) such plan is in compliance with all applicable Laws of each applicable jurisdiction, (ii) there is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to Parent’s knowledge, threatened, with respect to such plan, other than claims for benefits in the ordinary course (iii) all liabilities with respect to such plan are set forth on a consolidated balance sheet of Parent and its Subsidiaries or in the notes thereto in accordance with GAAP; and (iv) no such plan is or within the last two calendar years has been the subject of, or has received notice that it is the subject of, an examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program that has given rise to or is reasonably expected to give rise to any liability. Section 4.13(l) of the Parent Disclosure Schedule lists each country in which Parent or any of its Subsidiaries or affiliates has operations and the number of employees in each such country.

(m) Section 4.13(m) of the Parent Disclosure Schedule sets forth a true, complete and correct list of: (i) all employment agreements with employees of Parent or any of its Subsidiaries (other than at-will offer letters that are consistent with Parent’s general form and do not provide for severance payments or benefits, notice periods for termination or change of control benefits); (ii) all employees or former employees of Parent who have executed a non-competition agreement with Parent, the term of which has not yet expired; (iii) all severance agreements, programs and policies of Parent or any of its Subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by Law; and (iv) all plans, programs, agreements and other arrangements of Parent or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of Parent is a party have been made available to Company.

(n) All contributions required to be made with respect to any Parent Employee Plan on or prior to the Effective Time have been or will be timely made or are or will be reflected on the Parent Balance Sheet (or any quarterly or annual consolidated statements of operations, statements of cash flows or statements of changes in shareholders’ equity and balance sheets for any period ending on or between the date of this Agreement and the Closing and the related notes thereto) in accordance with GAAP.

(o) The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of Parent, or any of its Subsidiaries or any of their respective ERISA Affiliates to severance pay, or any other payment from Parent, any of its Subsidiaries or (ii) accelerate the time of payment or vesting, cause a lapse of repurchase rights or increase the amount of compensation due any such employee, officer or other service provider. There is no Parent Employee Plan or other contract, agreement, plan or arrangement that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G (determined without regard to Section 280G(b)(4) of the Code) as a result of the Merger or 162(m) of the Code.

(p) Each “nonqualified deferred compensation plan” (as defined in Section 4098A(d)(1) of the Code) sponsored or maintained by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and Notice 2005-1 to the extent subject thereto. No such plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

Section 4.14 Labor Matters.

(a) Parent is in compliance in all material respects with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(b) There are no personnel manuals or handbooks applicable to employees of Parent, other than those set forth in Section 4.14(b) of the Parent Disclosure Schedule, true and complete copies or written summaries of which have heretofore been provided to the Company.

(c) There are no actions, suits, claims, grievances, investigations, or other proceedings pending or, to Parent’s knowledge, threatened, between (i) Parent (and/or any of their current or former officers, directors, employees, or representatives, in their capacities as such) and (ii) any of their respective current or former employees, consultants or independent contractors, or any applicant for employment or classes of the foregoing, or any Governmental Entity, which actions, suits, claims, grievances, investigations, or other proceedings have or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent has good labor relations, and Parent and its employees, agents or representatives have not committed any unfair labor practice as defined in the National Labor Relations Act. Parent is not a party to, bound by or subject to (and none of Parent’s properties or assets is bound by or subject to) any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council. There are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of Parent, and no employees of Parent are represented by any labor union, labor organization, trade union or works council with respect to their employment with Parent.

(e) To Parent’s knowledge, there are no current labor union organizing activities with respect to any employees of Parent, and no labor union, labor organization, trade union, works council, or group of employees of Parent has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Parent’s knowledge, there are no labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, against or affecting Parent.

(f) No employee of Parent (i) to Parent’s knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent because of the nature of the business conducted or presently proposed to be conducted by Parent or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to Parent that such employee or any employee in a group of key employees intends to terminate his or her employment with Parent.

(g) Parent is and has been in compliance with all notice and other requirements under the WARN Act, and any similar foreign, state or local Law relating to plant closings and layoffs. Parent is not currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law. Section 4.14(g) of the Parent Disclosure Schedule contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of Parent during the 90-day period prior to the date of this Agreement. Section 4.14(g) of the Parent Disclosure Schedule shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

(h) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which Parent is a party.

Section 4.15 Properties; Encumbrances.

(a) Parent has good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Parent Balance Sheet (except for personal property sold since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Parent Balance Sheet are free and clear of all Liens, except for Liens reflected on the Parent Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially impair the use or operation of the property or assets subject thereto.

(b) Section 4.15 of the Parent Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by Parent and the location of such premises. All material real property leases, licenses or other occupancy agreements to which Parent is a party (collectively, the “Parent Real Property Leases”) are either filed as exhibits to the Parent SEC Reports or complete copies thereof have been delivered to or made available to the Company. Section 4.15 of the Parent Disclosure Schedule lists all Parent Real Property Leases other than the Parent Real Property Leases which are listed as an exhibit to Parent’s most recent annual report on Form 10-K or a subsequent quarterly report on Form 10-Q.

(c) As of the date of this Agreement, (i) all Parent Real Property Leases are in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies), (ii) there is no existing material default by Parent under any of the Parent Real Property Leases, except such defaults as have been waived in writing, (iii) no event has occurred with respect to Parent which, with notice or lapse of time or both, would constitute a default of any of the Parent Real Property Leases, and (iv) to the Parent’s knowledge, there are no defaults of any material obligations of any party other than Parent under any Parent Real Property Lease.

Section 4.16 Taxes.

(a) Parent and its Subsidiaries have timely filed with the appropriate taxing authorities all Tax Returns required to be filed by them and all such Tax Returns are, in all material respects, true, correct and complete in accordance with applicable law. All Taxes required to be paid by Parent (whether or now shown to be due on such Tax Returns) have been timely paid. There are no Liens relating to or attributable to Taxes on any assets of Parent and its Subsidiaries other than Liens relating to Taxes not yet due and payable. Parent and its Subsidiaries have not granted any outstanding waiver of any statute of limitations with respect to, or any outstanding extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Parent Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP. All liabilities for Taxes attributable to the period commencing on the date following the date of the Parent Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(b) Parent has timely paid or withheld with respect to its employees all federal and state income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax and other Taxes required to be paid or withheld (and have timely paid over any withheld amounts to the appropriate Taxing authority). Parent and its Subsidiaries have not received any notice of any Tax deficiency outstanding, proposed or assessed against Parent or its Subsidiaries. No audit or other examination of any Tax Return of Parent or its Subsidiaries are presently in progress, and Parent and its Subsidiaries have not received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of Parent or its Subsidiaries.

(c) Parent and its Subsidiaries is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement nor does Parent or any Parent Subsidiary owe any amount under any such agreement. Except for the group of which Parent and its Subsidiaries are now currently members, Parent has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Except with respect to the group referred to in the preceding sentence, Parent and its Subsidiaries are not liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law, and including any arrangement for group relief within a jurisdiction or similar arrangement) as a transferee or successor, by contract or otherwise. Parent and its Subsidiaries have never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(d) To the extent requested by the Company, Parent and its Subsidiaries have made available to the Company complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Parent and its Subsidiaries with respect to all taxable years for which the statutes of limitation have not expired.

(e) Parent has not agreed nor is it required to make any material adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise prior to the Effective Time.

(f) Parent is not, and has never been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Parent has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(h) Parent has not engaged in, or has any commitment to engage in, a “reportable transaction” as set forth in Treas. Reg. § 1.6011-4(b) or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

Section 4.17 Environmental Matters.

(a) Parent is in compliance in all material respects with federal, state, local and foreign Laws and regulations relating to Materials of Environmental Concern, or otherwise relating to Environmental Laws, and including, but not limited to, compliance with any Parent Permits or other governmental authorizations or the terms and conditions thereof and compliance with any Laws respecting the sale, distribution or labeling of products pursuant to Environmental Laws.

(b) Parent has not received any written notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by Parent for which it is responsible.

(c) There is no pending or threatened claim, action, investigation or notice by any person or entity alleging potential liability on the part of Parent or any of its Subsidiaries for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by Parent, now or in the past, or otherwise caused by Parent or by the actions of any other party for which Parent would be liable by contract or pursuant to Environmental Laws, or (ii) any violation, or alleged violation, of any Environmental Law (collectively, “Parent Environmental Claims”), except where such Parent Environmental Claims would not have a Parent Material Adverse Effect or otherwise require disclosure in the Parent SEC Reports.

(d) There are no past or present facts or circumstances that could reasonably be expected to form the basis of any Parent Environmental Claim against Parent or against any person or entity whose liability for any Parent Environmental Claim Parent has retained or assumed either contractually or by operation of Law, except where such Parent Environmental Claim, if made, would not have a Parent Material Adverse Effect or otherwise require disclosure in the Parent SEC Reports. Parent has made available to the Company all material third party, non privileged assessments, reports, data, results of investigations or audits that is in the possession of Parent regarding environmental matters pertaining to the environmental condition of the business of Parent, or the compliance (or noncompliance) by Parent with any Environmental Laws.

Section 4.18 Intellectual Property.

(a) For purposes of this Agreement, the term “Parent Registered Intellectual Property” means all Registered Intellectual Property owned by, or filed on behalf of or in the name of, Parent or any of its Subsidiaries.

(b) Section 4.18(b) of the Parent Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Parent Registered Intellectual Property. All of the Parent Registered Intellectual Property is owned solely by Parent and no Registered Intellectual Property that ever was Parent Registered Intellectual Property has been disposed of, transferred or assigned by Parent in the two years preceding the date hereof.

(c) The Parent Registered Intellectual Property, is subsisting, and has not expired or been cancelled, or abandoned.

(d) There is no pending or, to Parent’s knowledge, threatened, and at no time within the three years prior to the date of this Agreement has there been pending any, material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of Parent’s business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party or challenging the ownership, validity, enforceability or registrability of any Intellectual Property owned by Parent.

(e) Parent is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict Parent’s rights to use any Intellectual Property owned by and material to the business of the Parent as currently conducted, (ii) restrict the conduct of the business of Parent as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any Intellectual Property owned by and used in the business of Parent as currently conducted.

(f) Parent has taken reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets owned by Parent that are material to the business of Parent as currently conducted.

(g) To Parent’s knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by Parent that is material to the business of Parent as currently conducted, and no Intellectual Property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by Parent which remain unresolved.

(h) Parent does not have any obligation to pay any third party any royalties or other fees in excess of $100,000 in the aggregate in calendar year 2005 to date or any annual period thereafter for the use of Intellectual Property and no obligation to pay such royalties or other fees in excess of $250,000 in the aggregate will result from the execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated by this Agreement.

(i) Parent is not in violation of any material license, sublicense, agreement or instrument to which Parent is party or otherwise bound under which Parent derives rights to Intellectual Property that is material to Parent’s business as currently conducted, nor will the consummation by Parent of the transactions contemplated hereby result in any loss or impairment of ownership by Parent of, or the right of any of them to use, any Intellectual Property that is material to the business of Parent as currently conducted, nor, to Parent’s knowledge, require the consent of any Governmental Entity or third party with respect to any such Intellectual Property.

(j) In the past two years, the Parent has not received notice from any Person claiming that operation of the business of the Parent or any act or Product of Parent infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Parent have knowledge of any basis therefor).

Section 4.19 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Parent have been made available to the Company. Each such policy is in full force and effect and all premiums due thereon have been paid in full. None of such policies shall terminate or lapse (or be otherwise adversely affect) by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 4.20 Interested Party Transactions. Since December 31, 2003, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

Section 4.21 Brokers. No broker, finder or investment banker (other than SG Cowen Securities Corporation (“SG Cowen”) whose brokerage, finder’s or other fee will be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries. Parent has furnished to the Company a complete and correct copy of all agreements between Parent and SG Cowen pursuant to which SG Cowen would be entitled to any such payment.

Section 4.22 Opinion of Financial Advisor of Parent. The financial advisor of Parent, SG Cowen, has delivered to Parent an opinion dated on the date of this Agreement to the effect that as of such date, the Merger Consideration is fair, from a financial point of view, to Parent. Parent has provided a true, complete and correct copy of such opinion to the Company. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

Section 4.23 Anti-Takeover Statute Not Applicable. No Takeover Statute is applicable to the Merger or any of the other transactions contemplated by this Agreement.

ARTICLE V

INTERIM CONDUCT OF BUSINESS

Section 5.1 Affirmative Covenants. Except as described in Section 5.1 of the Company Disclosure Schedule in the case of the Company, or Section 5.1 of the Parent Disclosure Schedule in the case of Parent, or to the extent the other party hereto shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each party hereto shall (i) conduct its business only in, and shall not take any action except in, the ordinary course and in a manner that is consistent with past practices and in compliance in all material respects with all applicable Laws, and (ii) use commercially reasonable efforts to preserve intact its business organization, keep available the services of its current officers, employees and consultants, and preserve its present relationships with customers, suppliers, distributors and other persons with which it has significant business relations.

Section 5.2 Restrictive Covenants on Company. Except as described in Section 5.2 of the Company Disclosure Schedule or to the extent the Parent hereto shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall not:

(a) amend or otherwise change its certificate of incorporation, bylaws or other equivalent organizational documents;

(b) issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company Capital Stock (or cash based on the value or appreciation in value of its capital stock), or any other ownership interest in Company, other than (i) the issuance of Company Common Stock upon the exercise of outstanding stock options as of the date hereof or granted thereafter pursuant to the foregoing subsection (i) and (ii) the acceleration of vesting of Canceled Options in accordance with the Company Stock Plan;

(c) sell, pledge, mortgage, dispose, lease, license or encumber any of its properties or assets (whether tangible or intangible), or suffer to exist any Lien thereupon other than (A) sales of assets, excluding equipment, not to exceed, in the aggregate (i) $25,000 if prior to March 31, 2006 and (ii) $50,000 if after March 31, 2006; (B) sales, leases or licenses of Company Products in the ordinary course of business consistent with past practice and (C) sale of used Company Products or third party products that the Company has purchased and refurbished (the “Resale Equipment”) in the ordinary course of business consistent with past practice;

(d) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly owned Subsidiary of the Company (or a Subsidiary of the Company) may declare and pay a dividend to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any of its securities, or any option, warrant or right to acquire any such securities, or propose to do any of the foregoing, other than pursuant to the exercise of repurchase rights with respect to unvested shares held by individuals terminating employment or service;

(e) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein;

(f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any person for borrowed money, or make any loans or advances or capital contributions to or investments in any other person, except in the ordinary course of business and consistent with past practice;

(g) (A) amend any Company Material Contract in any material respect or enter into any agreement that would be deemed to be a Company Material Contract other than in the ordinary course of business and consistent with past practice, (B) terminate, cancel or waive any right under any Company Material Contract other than in the ordinary course of business consistent with past practices, or (C) enter into, amend or terminate any lease relating to real property;

(h) (A) adopt or implement any shareholder rights plan or similar arrangement, or (B) take any action to cause any Takeover Statute to apply (or fail to take any action to prevent any Takeover Statute from applying) to this Agreement, the Company Voting Agreements or the transactions contemplated hereby;

(i) make or authorize any capital expenditures or purchase of fixed assets, other than in the ordinary course of business and in any event in an aggregate of not more than $500,000 (and no single item shall exceed $50,000) other than purchases of Resale Equipment or demonstration equipment in the ordinary course of business consistent with past practice;

(j) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date of this Agreement in any manner that is materially adverse to it, other than extensions of warranties in the ordinary course of business;

(k) (A) increase (or agree to increase) the compensation payable or to become payable or accelerate (or agreement to accelerate) the vesting or any benefits to its directors, officers or employees, except for increases in compensation and stock option grants to be made to officers and employees based on annual employment reviews pursuant to a budget provided to the Parent prior to the date hereof and the grant of an option for 50,000 shares of Company Common Stock to each nonemployee director of the Company, (B) hire or promote any officer or director-level employee or appoint any director, (C) make any loan, advance or capital contribution (other than loans or advances of reasonable travel and relocation expenses), or grant any severance or termination pay to any current or former officers, directors, consultants or employees, or enter into or amend any Company Employee Plan or other plan, contract, agreement or arrangement that would be a Company Employee Plan; (D) establish, adopt, enter into or amend any collective bargaining agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its current or former directors, officers or employees, (E) pay any discretionary bonuses to any of its officers, or (F) materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by applicable Law or contractual commitments which are existing as of the date of this Agreement and listed in Section 3.13 of the Company Disclosure Schedule;

(l) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), change any assumption underlying, or method of calculating, any bad debt contingency or other reserve, except in each case as required under GAAP or applicable Law;

(m) make any Tax election inconsistent with past practice, change any Tax election already made, settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, fail to file any Tax Return when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate; or fail to pay any material Taxes when due;

(n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practices of liabilities reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business and consistent with past practice;

(o) fail to pay accounts payable and other obligations other than in the ordinary course of business consistent with past practice;

(p) accelerate the collection of receivables or modify the payment terms of any receivables other than in the ordinary course of business consistent with past practices;

(q) sell, securitize, factor or otherwise transfer any accounts receivable other than in the ordinary course of business consistent with past practice;

(r) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than as expressly provided in this Agreement);

(s) (A) at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act, effectuate (1) a “plant closing” (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries, or (2) a “mass layoff” (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries; or (B) terminate or lay off employees in such numbers as to give rise to liability under any applicable Laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs (it being understood and hereby agreed that for purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the “effective date” within the meaning of the WARN Act);

(t) take any action that would, or would reasonably be expected to, prevent or materially impair or delay its ability to consummate the transaction contemplated by the Agreement;

(u) take any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect, or prevent it from performing or cause it not to perform its covenants hereunder, in each case, such that the conditions set forth in Section 7.2 would not be satisfied; or

(v) authorize, take, or agree in writing or otherwise to take, any of the actions described in Section 5.2(a) through (u) above, inclusive.

Section 5.3 Restrictive Covenants on Parent. Except as described in Section 5.3 of the Parent Disclosure Schedule or to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Parent shall not:

(a) amend or otherwise change its articles of incorporation or bylaws; except as required by this Agreement;

(b) issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrances of, any shares of its capital stock of any class or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Parent’s capital stock, or any other ownership interest in Company, other than (i) grants of stock options for the purchase of up to an aggregate of 400,000 shares of Parent Common Stock to employees or pursuant to the Parent ESPP, (ii) in connection with acquisitions of up to $25 million of aggregate consideration or (iii) convertible debt offerings or public offerings of Parent Common Stock with not more than $25 million of aggregate proceeds;

(c) change the size of the Parent Board of Directors, except in accordance with this Agreement;

(d) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than as expressly provided in this Agreement);

(e) take any action that would, or would reasonably be expected to, prevent or materially impair or delay its ability to consummate the transaction contemplated by this Agreement;

(f) take any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect, or prevent it from performing or cause it not to perform its covenants hereunder, in each case, such that the conditions set forth in Section 7.3 would not be satisfied; or

(g) authorize, take, or agree in writing, or otherwise to take any of the actions described in Section 5.3(a) through (f) above, inclusive.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access to Information; Notice of Certain Matters.

(a) Subject to the terms of this Section 6.1, each of Parent and the Company shall (and shall cause its Subsidiaries and its and their respective directors, officers, employees, auditors, agents and other representatives to) afford to the other party, and its officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours to all of its books and records, properties, plants and personnel (including for the purpose of performing such environmental tests and investigations as the Parent or Company deem necessary); provided, however, that any such access shall be conducted under the supervision of personnel of the party providing such access and in a manner that does not interfere with the normal operations of the party providing such access.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon any director or officer of the Company or Parent (as applicable) becoming aware of (i) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving such party or any of its Subsidiaries, and will keep the other party fully informed of such events and (ii) the occurrence, or failure to occur, of any event, that would be reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied.

(c) Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.1 shall require the Company or Parent to disclose any information that, in its sole and absolute discretion, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or binding order (including any Antitrust Law), (ii) the disclosure of which would jeopardize any attorney-client or other legal privilege, or (iii) the disclosure of which would conflict with, violate or cause a default under any existing agreement to which it is a party.

(d) No information received pursuant to an investigation made under this Section 6.1 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the parties set forth in this Agreement or any certificate or other instrument delivered to other party in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated hereby set forth in Article VII hereof.

(e) Each of Parent and the Company shall (and shall cause its directors, officers, employees, auditors, agents and other representatives to) hold in confidence all non-public information acquired from the other party or the other party’s representatives as a result of any investigation made under this Section 6.1 in accordance with the terms of the letter agreement, dated as of December 5, 2005, between Parent and the Company (the “Confidentiality Agreement”).

Section 6.2 No Solicitation.

(a) The Company shall cause each of its Subsidiaries, affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by it) to (i) immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below) and (ii) not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Subject to the terms of this Section 6.2, the Company shall not, nor shall it authorize or permit any of its Subsidiaries, directors, officers, employees, agents or representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by it) to, directly or indirectly through another person, (i) solicit, initiate, facilitate or encourage (including by way of furnishing information or assistance), or take any other action designed to solicit, initiate, facilitate or encourage any inquiries with respect to or the making of any proposal that constitutes, or is reasonably likely to lead to, an Acquisition Proposal (except to disclose the existence of this provision), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal (except to disclose the existence of this provision), or (iii) enter into or execute any letter of intent, memorandum of understanding, agreement in principle, merger agreement or similar agreement constituting or relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any representative of the Company, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(b) The Company shall notify the Parent promptly (and in any event within 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such party by any person that informs such party that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence).

(c) Nothing set forth in this Section 6.2 shall (i) permit the Company to terminate this Agreement, (ii) affect any other obligation of the parties under this Agreement, (iii) limit the Company’s obligation to request the Requisite Company Stockholder Approval from all holders of Company Capital Stock, (iv) relieve the Company of its obligation to submit to a vote of its stockholders the Requisite Company Stockholder Approval at the Company Stockholder Meeting, or (v) permit the Company to submit for a vote of its stockholders at or prior to the Effective Time any Acquisition Proposal other than the Company Voting Proposal.

Section 6.3 Board Recommendations. Subject to the terms of this Section 6.3, the Company Board (or any committee thereof) shall not:

(a) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by the Company Board or any such committee of this Agreement or the transactions contemplated hereby (any such withdrawal, amendment, modification or proposal, a “Change of Recommendation”); or

(b) adopt, approve or recommend to its stockholders that they accept, or propose publicly to adopt, approve or recommend, any Acquisition Proposal.

Section 6.4 Joint Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after execution of this Agreement, Parent and the Company shall cooperate with each other regarding, and shall prepare and file with the SEC, the Joint Proxy Statement/Prospectus (as amended or supplemented, the “Joint Proxy Statement/Prospectus”) to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting and to the shareholders of Parent in connection with the Parent Shareholders Meeting, and Parent shall prepare and file with the SEC the Registration Statement (in which the Joint Proxy Statement/Prospectus will be included). The Company and Parent shall use reasonable best efforts to cause the Registration Statement to become effective as soon as practicable thereafter.

(b) Without limiting the generality of the foregoing, each of the Company and Parent shall cause its respective representatives to fully cooperate with the other parties and its respective representatives in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement, and shall, upon request, furnish the other parties with all information concerning it and its Affiliates as the other may deem reasonably necessary or advisable in connection with the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. Parent shall use reasonable efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. As promptly as practicable after the Registration Statement becomes effective, Parent and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders.

(c) The information supplied or to be supplied by either Parent or the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC or declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by either party for inclusion or incorporation by reference in the Proxy Statement/ Prospectus/Information Statement to be sent to the shareholders of such party in connection with the Company Stockholder Meeting or the Parent Shareholders Meeting, as the case may be, or to be included or supplied by or on behalf of Parent or the Company, as the case may be, for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, on the date the Proxy Statement/Prospectus/ Information Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders of Parent or the stockholders of the Company, as the case may be, or at the time any Regulation M-A Filing is filed with the SEC or as of the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Merger Shareholders Actions which has become false or misleading. The Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

(d) Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and Parent shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Proxy Statement/Prospectus/ Information Statement or the Registration Statement, and (ii) Parent shall notify the Company as promptly as practicable after the receipt by Parent of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Joint Proxy Statement/Prospectus or the Registration Statement, and shall promptly supply the Company with copies of all correspondence between Parent or any of its Representatives and the SEC with respect to any of the foregoing filings.

(e) The Company and Parent shall make any necessary filing with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

(f) If applicable, the Company shall also submit to the Company Stockholders for approval in the Joint Proxy Statement/Prospectus, by such number of shares of Company Capital Stock as is required by the terms of Section 280G(b)(5)(B) of the Internal Revenue Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments,” within the meaning of Section 280G(b)(2) of the Internal Revenue Code (“Section 280G Payments”) (which initial determination shall be made by the Company and shall be subject to review and approval by Parent), such that such Section 280G Payments shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Parent certification that (i) a Company stockholder vote was solicited in conformance with Section 280G of the Internal Revenue Code and the requisite stockholder approval was obtained with respect to any Section 280G Payments that were subject to the Company stockholder vote or (ii) the Company stockholder approval of Section 280G Payments was not obtained and as a consequence, any such payments and/or benefits will not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits duly executed by the affected individuals prior to the Company stockholder vote.

Section 6.5 Merger Shareholders Actions.

(a) The Company, acting through its Board of Directors, shall take all actions in accordance with applicable Law, the Company Charter and the Company Bylaws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, the Company Stockholder Meeting for the purpose of considering and approving the Company Voting Proposal and the matters set forth in Section 6.4(f). Parent, acting through its Board of Directors, shall take all actions in accordance with applicable Law, the Parent Charter, the Parent Bylaws and the rules of Nasdaq, to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, the Parent Shareholder Meeting for the purpose of considering and voting upon the approval of the Parent Voting Proposal.

(b) To the fullest extent permitted by applicable Law, (i) in the case of the Company, the Company Board shall recommend approval of the Company Voting Proposal and the matters set forth in Section 6.4(f) by the stockholders of the Company at the Company Stockholders Meeting and include such recommendation in the Joint Proxy Statement/Prospectus and (ii) in the case of Parent, the Parent Board shall recommend approval of the Parent Voting Proposal by the shareholders of Parent at the Parent Shareholders Meeting and include such recommendation in the Proxy Statement/Prospectus/ Information Statement. Each of the Company and Parent shall use its reasonable best efforts to solicit from its shareholders actions by written consent or proxies, as the case may be, in favor of the Company Voting Proposal and the matters set forth in Section 6.4(f) or the Parent Voting Proposal, respectively, and to secure the Requisite Company Stockholder Approval and the Requisite Parent Shareholder Approval, respectively.

(c) The Company shall submit the Company Voting Proposal and the matters set forth in Section 6.4(f) to its stockholders at the Company Stockholder Meeting for the purpose of acting upon such proposal whether or not any actual, potential or purported Acquisition Proposal has been commenced, disclosed, announced or submitted to the Company. Each of the Company and Parent shall use reasonable best efforts to ensure that all actions by written consents or proxies, as the case may be, solicited in connection with its Merger Shareholders Actions are solicited, in compliance with, in the case of the Company, the DGCL, the Company Charter and the Company Bylaws and, in the case of Parent, the rules of the Nasdaq, the CCC, the Parent Charter and the Parent Bylaws, and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, each of the Company or Parent, after consultation with the other, may adjourn or postpone the Company Stockholder Meeting or the Parent Shareholder Meeting, as the case may be, to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its shareholders or, if as of the time for which the Company Stockholder Meeting or the Parent Shareholder Meeting, as the case may be, is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of, in the case of the Company, Company Capital Stock and, in the case of Parent, Parent Common Stock, represented (either in person or by proxy) to constitute a quorum necessary to take the action set forth in the Company Stockholder Meeting or conduct the business of the Parent Shareholder Meeting, as the case may be.

(d) Following the Merger Shareholders Actions and at or prior to the Closing, each of the Company and Parent shall deliver to the Corporate Secretary of the other party a certificate setting forth the voting results from the respective Merger Shareholders Actions.

Section 6.6 Reasonable Best Efforts to Complete.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall cooperate fully with the other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated hereby, including by (i) obtaining (and cooperating with the other in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Parent or the Company in connection with the Merger, and making any and all registrations and filings that may be necessary or advisable to obtain the approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including all filings required by the HSR Act and any other applicable Antitrust Laws, (ii) obtaining all necessary consents, waivers and approvals under any of the Parent Material Contracts, Company Material Contracts and Company Real Property Leases in connection with the Merger, (iii) authorizing for listing on the Nasdaq, upon official notice of issuance, the shares of Parent Common Stock to be issued in the Merger, (iv) reserving for issuance the shares of Parent Common Stock issuable upon the exercise of all Assumed Options, (v) defending any Lawsuit or other proceeding, whether brought by a Governmental Entity or other third party, seeking to challenge this Agreement or the transactions contemplated hereby, including by seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (vi) executing any certificates, instruments or other documents that are necessary to consummate and make effective the transactions contemplated hereby and to fully carry out the purposes and intent of this Agreement.

(b) Each of the Company and Parent shall keep the other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any communications from or with any Governmental Entity (whether domestic, foreign or supranational) with respect to the transactions contemplated hereby, (ii) permitting the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity, (iii) not participating in any meeting with any such Governmental Entity unless it consults with the other in advance and to the extent permitted by such Governmental Entity gives the other the opportunity to attend and participate thereat, (iv) furnishing the other with copies of all correspondence, filings and communications between it and any such Governmental Entity with respect to this Agreement and the transactions contemplated hereby, and (v) furnishing the other with such necessary information and reasonable assistance as each of them may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6 as outside “counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(c) Notwithstanding anything to the contrary set forth in this Section 6.6 or elsewhere in this Agreement, neither Parent nor any of its affiliates shall be required to (i) sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses or interests in any assets or businesses of Parent, the Company or their respective affiliates or make any other change in any portion of the businesses of the Company or Parent or incur any other limitation on the conduct of the businesses of the Company or Parent to obtain such clearances, consents, authorizations, orders, approvals and exemptions or agree to do, or submit to orders providing for, any of the foregoing, in each case whether before or after the Effective Time, or (ii) if any governmental body that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger, take or agree to take any action which Parent reasonably believes would be prohibited or restricted under such preliminary injunction or restraining order.

(d) In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party hereto shall take all such necessary action as may be reasonably requested by Parent to achieve such intent.

Section 6.7 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon consultation with outside counsel be required by applicable Law or the rules and regulations of the Nasdaq if it has used all reasonable best efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement, and provided, further, no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 6.3.

Section 6.8 Company Employee Benefits; Company 401(k) Plan.

(a) From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each employee of the Company or its

Subsidiaries as of the Effective Time (the “Company Employees”) in connection with all employee benefit plans, programs or policies (including vacation) of Parent or its subsidiaries or affiliates in which Company Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of vacation and severance benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits).

(b) Parent will, or will cause the Surviving Corporation, to make any payments required to be made under the Employee Retention Plan.

(c) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the Company 401(k) Plan (the “401(k) Plan”) as Parent may deem necessary or appropriate (after reasonable consultation with the Company), including terminating the 401(k) Plan prior to the Effective Time. Unless Parent notifies the Company otherwise, in writing, at least three (3) business days prior to the date on which the Effective Time occurs, the Company shall terminate the 401(k) Plan effective as of the day immediately preceding the date on which the Effective Time occurs. Prior to the Effective Time, the Company shall provide to Parent (i) executed resolutions by the Company’s Board of Directors authorizing the termination of the 401(k) Plan and (ii) if applicable, an executed amendment to the 401(k) Plan intended to maintain compliance with all applicable requirements of the Code and regulations thereunder. The form and substance of such resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld.

Section 6.9 Company Stock Plan.

(a) Parent shall assume the Company Stock Plan with such assumption to be effective as of the Effective Time, including the rights and obligations of the Company with respect to the Assumed Options. The Company shall take such reasonable actions prior to the Effective Time as are reasonably necessary to effect the provisions of this Section 6.9(a) including taking such actions as may be required to confirm that the Parent Board of Directors (or its committee) shall, effective as of the Effective Time, become the administrator of the assumed Company Stock Plan and shall have any and all amendment authority with respect thereto. For the avoidance of doubt, any assumption by Parent of the Company Stock Plan shall not adversely affect the rights of the holders of options under the Company Stock Plan. Except as set forth on Section 1.6(c)(iii) and Section 1.6(c)(iv) of the Company Disclosure Schedule, the Company shall take such actions prior to the Effective Time as are reasonably necessary to provide that Assumed Options or Company Restricted Stock, as the case may be, will not accelerate and that any rights of repurchase will not lapse in connection with the Merger pursuant to Section 4 of the Company Stock Plan.

(b) As soon as practicable following the Effective Time, but in any event within fifteen (15) business days thereafter (to the extent Parent has received the most recent copies of the relevant Company Stock Plan), Parent shall prepare and file with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to the outstanding Assumed Options, Parent shall cause the same to become effective.

Section 6.10 Indemnification and Insurance.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between the Company or any of its Subsidiaries and any of its current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “D&O Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate or articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its

Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate or articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the existing policy of the Company’s directors’ and officers’ and fiduciary liability insurance (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby, to the extent that such acts or omissions are covered by the D&O Policy) and covering each D&O Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the current annual premium paid by the Company (which annual premium is set forth on Schedule 6.10(b) of the Company Disclosure Schedule) for such insurance (such 200% amount, the “Maximum Annual Premium”); and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything in this Section 6.10 to the contrary, Parent may fulfill its (and Surviving Corporation’s) obligations under this Section 6.10(b) by purchasing a D&O Policy or a “tail” policy under the Company’s existing D&O Policy, in either case which (i) has an effective term of six (6) years from the Effective Time, (ii) covers only those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof and only for actions and omissions occurring on or prior to the Effective Time, (iii) contains terms with respect to coverage and amounts that are no less favorable than those terms in the Company’s D&O Policy on the date hereof.

(c) The obligations under this Section 6.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any D&O Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives)) without the prior written consent of such affected D&O Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives). Each of the D&O Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party thereto. The rights of the D&O Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in paragraph (b) above (and their heirs and representatives)) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at Law or in equity).

(d) In the event that Parent, Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least 50% of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.10.

Section 6.11 Company Affiliates. Section 6.11 of the Company Schedule contains a complete and accurate list of those persons who may be deemed to be, in the Company’s reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each, a “Company Affiliate” and collectively, the “Company Affiliates”). The Company shall provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing and evaluating the foregoing schedule of Company Affiliates. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be issued to a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock.

Section 6.12 Tax Matters. None of Parent, Merger Sub or the Company shall, nor shall they permit any of their respective Subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Officers of each of Parent, Merger Sub and the Company shall execute and deliver to WSGR, counsel to Parent, and to Perkins Coie LLP, counsel to the Company, certificates containing appropriate representations of Parent, Merger Sub and the Company at such time or times as may be reasonably requested by such Law firms, including the effective date of the Registration and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

Section 6.13 Takeover Statutes. Notwithstanding any other provision in this Agreement, in no event shall the approval of the Merger and this Agreement by the Company Board under Section 203 of the DGCL be withdrawn, revoked or modified by the Company Board. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board, or Parent and the Parent Board, as applicable, shall promptly grant such approvals and take such Lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such Lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

Section 6.14 Directorships. Effective as of the Effective Time, the Board of Directors of Parent shall be expanded to include up to three individuals, each of whom shall be reasonably acceptable to the Parent, that prior to the Effective Time served as directors of the Company (each, a “Company Director”); and the remaining members of the Parent’s board of directors at the Effective Time shall be individuals that prior to the Effective Time served as directors of Parent (each, a “Parent Director”).

Section 6.15 Termination of Company Investor Rights. The Company shall take such steps as may be necessary to provide for the termination as of the Closing of all Company investor rights granted by the Company to its stockholders and in effect prior to the Closing, including but not limited to rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants.

Section 6.16 Financial Statements and Consents of Accountants. The Company shall use all reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations, (ii) the reasonable review of any Company audit or review work papers for up to the past three (3) years, including the examination of selected financial statements and data and (iii) the delivery of such representations from the Company’s independent accountants as may be reasonably requested by Parent of its independent auditors in connection with the preparation of the any filings the Parent is required to make with the SEC. Parent and the Company will each use all reasonable efforts to cause to be delivered to each other consents and certificates from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with any filings the Parent is required to make with the SEC.

Section 6.17 Working Capital Loan. Parent shall provide a loan to the Company in the aggregate amount of $1,250,000 pursuant to an unsecured, subordinated, convertible promissory note substantially in the form attached hereto as Exhibit D (the “Promissory Note”) within ten (10) Business Days after written demand by the Company if the Merger has not occurred and this Agreement has not been terminated prior to the respective Determination Date. The Company may make one such demand on or after April 30, 2006 and one additional demand on or after June 30, 2006 (each such date, a “Determination Date”). In the event this Agreement has been terminated in accordance with its terms prior to a given Determination Date, the Parent shall have no obligation to make any loan to the Company. All principal and interest due under any outstanding Promissory Note shall convert into shares of Company Common Stock if such amounts remain outstanding on the one year anniversary of the termination of this Agreement. The conversion price of the outstanding debt shall be the lesser of (i) the fair market value of the Company Common Stock at the time of such conversion as determined in good faith by the Board of Directors of the Company or (ii) $0.40 per share. The Promissory Notes shall provide that all principal and accrued but unpaid interest shall become immediately due and payable prior to the completion of any Acquisition Transaction if such Promissory Notes have not been converted to Company Common Stock prior to that date.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Obligations of Each Party to Effect the Merger. The obligation of Parent to effect the Merger, and the obligation of the Company to effect the Merger, shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened in writing by the SEC.

(b) Shareholder Approval. The Requisite Company Stockholder Approval and the Requisite Parent Shareholder Approval shall have been obtained.

(c) Antitrust Approvals. All necessary waiting periods (and all extensions thereof) applicable to the Merger under the Antitrust Laws shall have terminated or expired, and all clearances, consents, approvals, orders and authorizations necessary for the consummation of the Merger under the Antitrust Laws shall have been received.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(e) No Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger by a governmental authority of competent jurisdiction that makes the consummation of the Merger illegal.

(f) NASDAQ Listing. The shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on the Nasdaq.

(g) Tax Opinions. Parent and the Company shall have received an opinion of WSGR, and Perkins Coie LLP, respectively, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if (i) Perkins Coie LLP, fails to render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if WSGR renders such opinion to the Company and (ii) if WSGR fails to render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent if Perkins Coie LLP renders such opinion to Parent. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger. Subject to the matters set forth on Section 7.2 of the Company Disclosure Schedule, the obligations of Parent and Merger Sub to effect the Merger are also subject to the fulfillment on or prior to the Closing of the following additional conditions (each of which may be waived by Parent and Merger Sub in whole or in part at any time prior to the Closing):

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (iii) where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate of the Company signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Parent shall have received a certificate of the Company signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof.

(d) Contract Consents. Parent shall have received (i) the Approvals set forth in Schedule 7.2(d), in form and substance reasonably satisfactory to Parent, and (ii) all Approvals, in form and substance reasonably satisfactory to Parent, that may be required in connection with the Merger and the other transactions contemplated hereby under any material Contracts that are executed after the date hereof and would have been required to be set forth in Section 3.5 of the Company Disclosure Schedule had such Contracts been in effect on the date hereof. All such Approvals referenced in the foregoing clauses (i) and (ii) shall be in full force and effect.

(e) Contract Terminations. Parent shall have received evidence reasonably satisfactory to it that the Contracts set forth on Schedule 7.2(e) have been terminated and are of no further force or effect.

(f) Litigation. There shall be no Action or Proceeding of a material nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors (in their capacities as such) arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(g) Legal Opinion. Parent shall have received a legal opinion from Perkins Coie LLP, counsel to the Company, in a form reasonably acceptable to Parent.

(h) Employees. Each of the Key Employment Agreements shall be in full force and effect as of the Closing Date and none of the employee parties thereto shall have taken any action to terminate, revoke or otherwise repudiate any such Employment Agreement.

(i) Company Intellectual Property. No Person shall have (i) shall have notified Parent, the Company, any Company Subsidiary or any of their respective officers or directors that it intends to commence or that it has commenced, an Action or Proceeding alleging that any of the Intellectual Property, including the Company Intellectual Property, presently embodied or proposed by the Company to be embodied in any of the Company’s or any Company Subsidiaries’ products or services materially infringes or otherwise materially violates the intellectual property rights of such Person, or (ii) otherwise alleged that the Company or any Company Subsidiary does not own or have the right to exploit such intellectual property, including the Company Intellectual Property, unless with respect to any of subsections (i) or (ii), such Person shall have definitively and unconditionally (x) withdrawn such notification, notice or allegation and (y) abandoned such Action or Proceeding.

(j) Section 280G Payments. With respect to any payments or benefits that may constitute a Section 280G Payment (as initially determined by the Company and subject to review and approval by Parent), the stockholders of the Company shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to any Section 280G Payments.

(k) Capitalization Certificate. Parent shall have received from the Company a certificate (the “Capitalization Certificate”), dated as of the Closing Date and executed by the president or chief executive officer and secretary of the Company, in a form reasonably acceptable to Parent, setting forth (i) the name of each Effective Time Company Stockholder and the type and number of shares of Company Capital Stock held by each such Effective Time Company Stockholder and (ii) the name of each holder of a Company Stock Option that is outstanding immediately prior to the Effective Time and the type and number of shares of Company Capital Stock issuable upon the exercise in full of each such Company Stock Option.

(l) Closing Date Payment Schedule. Parent and the Company shall each have reviewed and approved and Parent shall have received a certificate of the Company signed on behalf of the Company by the chief executive officer and chief financial officer of the Company a schedule (the “Closing Date Payment Schedule”) reflecting, as of the Effective Time (i) for each holder of Company Capital Stock, the number of shares of Company Capital Stock held of record, the aggregate number of shares of Parent Common Stock payable to such holder in the Merger, the number of such shares payable promptly after the Effective Time (in accordance with Section 1.6) and payable into the Escrow Fund (as defined in Section 9.4), the amount of cash payable to such holder for any fractional shares, the stock certificate numbers held by each such person and such person’s federal tax identification number to the extent such number is known and (ii) for each holder of Company Options, the number of shares of Company Common Stock issuable upon exercise thereof immediately prior to the Effective Time, the number of shares of Parent Common Stock issuable upon exercise thereof following their assumption by Parent (if such Company Options will be Assumed Options in accordance with Section 1.6(d)), and the per share exercise price thereof upon such assumption, assuming that such options were fully vested.

(m) Statement of Expenses. Parent shall have received from the Company the statement setting forth the Company’s good faith estimate of the Expenses incurred by the Company and its Subsidiaries (the “Statement of Company Expenses”).

(n) FIRPTA Certificate. The Company shall deliver to Parent a properly executed notice in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Section 897 and 1445 of the Code, together with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company after the Closing.

(o) Limitation on Dissenting Shares. Holders of no more than five percent (5%) of the outstanding shares of Company Capital Stock (determined on a fully diluted basis) shall have exercised (and not withdrawn or otherwise lost) any appraisal, dissenters’ or other similar rights under any applicable Law in connection with the Merger.

(p) Shareholder Agreements. The Shareholder Agreements shall be in full force and effect and the Company Stockholders on Schedule B shall not have repudiated such agreements.

Section 7.3 Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is also subject to the fulfillment at or prior to the Closing of the following additional conditions (each of which may be waived by the Company in whole or in part at any time prior to the Closing):

(a) Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (iii) where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate of Parent signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and the Company shall have received a certificate of Parent signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c) No Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date hereof and be continuing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company and/or Parent:

(a) by mutual written consent duly authorized by the Company Board and the Parent Board;

(b) by either Parent or the Company, if the Merger shall not have been consummated by June 30, 2006 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party that has breached its obligations under this Agreement.

(c) by either Parent or the Company, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.6 by using its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted);

(d) by either Parent or the Company, if the Requisite Company Stockholder Approval shall not have been obtained at the validity held Company Stockholder Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if the Company shall have breached the provisions of Section 6.2, Section 6.3 or Section 6.4; provided, further, that no termination by a party pursuant this Section 8.1(d) shall be effective unless concurrently therewith such party fulfills its obligation under Section 8.3.

(e) by either Parent or the Company, if the Requisite Parent Shareholder Approval shall not have been obtained at the Parent Shareholder Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Parent if Parent shall have breached the provisions of Section 6.4; provided, further, that no termination by a party pursuant this Section 8.1(e) shall be effective unless concurrently therewith such party fulfills its obligation under Section 8.3.

(f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, or other covenants or agreements contained in this Agreement, which breach or failure to perform would reasonably be expected to cause the conditions set forth in Section 7.2 to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure from Parent (it being understood and hereby agreed that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if such breach or failure is cured within such 20 day period); or

(g) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, or other covenants or agreements contained in this Agreement, which breach or failure to perform would reasonably be expected to cause the conditions set forth in Section 7.3 to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within 20 days following receipt by Parent of written notice of such breach from the Company (it being understood and hereby agreed that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if such breach or failure is cured within such 20 day period).

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except (i) that the provisions of this Section 8.2, Section 6.17, Section 8.3 and Article X hereof shall survive termination and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement as provided therein.

Section 8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. Parent shall pay all HSR filing fees and all Expenses of the Company incurred in responding to a second request for information from any Governmental Entity in connection with the HSR filing (“HSR Expenses”). For purposes of this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and Registration Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby. Expenses of the Company shall also include any amount payable to Bio-Rad Laboratories, Inc. in connection with that certain Transaction Agreement, dated as of June 29, 2000, as amended, that arise as a result of the transactions contemplated by this Agreement, excluding any amount payable to Bio-Rad Laboratories, Inc. as a result of its ownership of Company Capital Stock. Notwithstanding the foregoing, in the event that the Expenses of the Company as set forth in the Statement of Company Expenses exceed $4.2 million, excluding the HSR Expenses, Parent shall be entitled to reimbursement of such Expenses after the Effective Time from the Escrow Fund without regard to any threshold or deductible.

(b) The Company shall pay to Parent a termination fee equal to $5,000,000 (the “Company Termination Fee”), and all Expenses of Parent after demand by Parent, in the event that this Agreement is terminated pursuant to Section 8.1(d). The Company Termination Fee and such Expenses of Parent may be paid by the Company’s issuance of that number of shares of Company Common Stock to Parent equal to the quotient of (i) the sum of the Company Termination Fee and the Expenses of Parent divided by (ii) $0.40 (appropriately adjusted for any stock dividends, combinations, recapitalizations and splits and the like with respect to Company Common Stock); provided that if the Company consummates an Acquisition Transaction during the six month period commencing with the termination date of this Agreement pursuant to Section 8.1(d), Parent shall have an option to have the shares issued pursuant to this Section 8.3(b) redeemed by the Company at $0.40 per share (appropriately adjusted for any stock dividends, combinations, recapitalizations and splits and the like with respect to Company Common Stock) immediately prior to the consummation of such Acquisition Transaction.

(c) Parent shall pay to the Company a termination fee equal to $5,000,000 (the “Parent Termination Fee”), and all Expenses of the Company within one (1) business day after demand by the Company and by wire transfer of immediately available funds to an account designated in writing by the Company, in the event that this Agreement is (i) terminated pursuant to Section 8.1(e) or (ii) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to effect the Merger is not granted or received as a result of Parent exercising its rights under Section 6.6(c)(i).

(d) All cash payments to be made pursuant to this Section 8.3 shall be made by wire transfer of immediately available funds. If either party fails to timely pay the Expenses of the other party or the Parent Termination Fee or Company Termination Fee, as applicable, pursuant to this Section 8.3, then such party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the such other party.

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement.

ARTICLE IX

SURVIVAL & INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties, Covenants and Agreements.

(a) Notwithstanding any right of Parent (whether or not exercised) to investigate the affairs of the Company (whether pursuant to Section 6.1 or otherwise) or a waiver or non-assertion by Parent and Merger Sub of any closing condition set forth in Article VI or any termination right set forth in Article VIII, each party shall have the right to rely fully upon the representations and warranties of the other party or parties hereto set forth in this Agreement, the Escrow Agreement and the certificates and other instruments delivered in connection herewith or therewith (the “Transaction Agreements”).

(b) The representations and warranties of the Company set forth in this Agreement or in any certificates and instruments delivered by the Company in connection herewith or therewith shall survive the Merger and continue until 11:59 p.m. (California time) on the one (1) year anniversary of the Closing Date; provided, however, that notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 3.16 (Taxes) shall survive the Merger and continue until the expiration of the applicable statute of limitations (including extensions thereof) (the representations and warranties described in the foregoing clause being referred to herein as the “Special Representation”). The applicable expiration date described above is referred to herein as the “Expiration Date.” Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) no right to indemnification pursuant to Article IX in respect of any claim that is set forth in an Officer’s Certificate delivered in accordance with the terms hereof prior to the applicable Expiration Date shall be affected by the expiration of such representations and warranties pursuant hereto and (ii) no such expiration shall affect the rights of any Parent Indemnified Party under Article IX or otherwise to pursue claims for indemnification for Losses arising out of any fraud or willful misconduct until the expiration of the applicable statute of limitations. No Parent Indemnified Parties shall be permitted to bring and the Effective Time Company Stockholders shall not have any Liability for any claim for a breach of a representation, warranty, covenant or agreement contained in this Agreement and the certificates and instruments delivered in connection herewith, to the extent notice of such claim set forth in an Officer’s Certificate is not delivered to the applicable Indemnifying Party prior to the applicable Expiration Date.

(c) In the event that the Merger is consummated, the representations and warranties of Parent and Merger Sub set forth in this Agreement or in any certificate or other instrument delivered in connection herewith shall expire and be of no further force or effect.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the covenants and other agreements set forth in this Agreement or in the Escrow Agreement shall survive the Merger indefinitely in accordance with their respective terms.

Section 9.2 Indemnification.

(a) Subject to the limitations set forth in this Article IX, prior to the Effective Time, the Company shall indemnify and hold harmless, Parent, Merger Sub and their respective directors, officers, employees, agents and Affiliates (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”), and following the Effective Time, the Effective Time Company Stockholders (each sometimes referred to in this Article IX individually as an “Indemnifying Party” and collectively as the “Indemnifying Parties”) shall indemnify and hold harmless, the Parent Indemnified Parties (which, following the Effective Time, shall also include the Surviving Corporation) from and against any and all Losses (whether or not involving a third party claim) paid, suffered, incurred or sustained by Parent or any other Parent Indemnified Party as a result of any assessments, Taxes, claims, demands, assertions of liability, threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly arising out of, resulting from or in connection with:

(i) (A) any failure of any representation or warranty made by the Company in this Agreement as modified by the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule) to be true and correct as of the date of this Agreement and as of the Effective Time as though such representation or warranty were made as of the Effective Time, except in the case of representations and warranties which by their terms speak only as of a specific date, in which event for any failure of any such representation or warranty to be true and correct as of such date, or (B) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Parent pursuant to any provision of this Agreement (other than the Capitalization Certificate) to be true and correct as of the date of such certificate;

(ii) any inaccuracy in the Capitalization Certificate or Closing Schedule; and

(iii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement or the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule);

(iv) any amounts paid per share of Company Capital Stock to holders of Dissenting Shares in excess of the Per Share Common Amount, Per Share Series A Amount or Per Share Convertible Preferred Amount, as applicable; and

(v) any Expenses of the Company in excess of $4.2 million, excluding the HSR Expenses.

(b) All Effective Time Company Stockholders shall be severally, and not jointly, liable for their pro rata portion of the indemnification obligations under Section 9.2.

(c) In determining the amount of any Losses in respect of the failure of any representation or warranty to be true and correct as of any particular date (but not in determining whether any such representations and warranties failed to be true and correct as of any particular date), any materiality standard or qualification contained in such representation or warranty shall be disregarded.

Section 9.3 Limitations on Indemnification Recoveries.

(a) Notwithstanding anything to the contrary contained in this Agreement, if the Merger is consummated, no Parent Indemnified Party may recover any claims for indemnification pursuant to Section 9.2(a)(i) or Section 9.2(a)(iii) unless and until the Losses paid, suffered, incurred or sustained by the Parent Indemnified Parties (or any of them) in respect of the matters referenced in Section 9.2(a)(i) or Section 9.2(a)(iii) exceed $800,000 in the aggregate (the “Deductible Limitation”), in which case the Parent Indemnified Parties may recover claims for indemnification pursuant to Section 9.2(a)(i) or

Section 9.2(a)(iii) that include the Deductible Limitation; provided, however, that notwithstanding the foregoing, the Deductible Limitation shall not apply to (i) claims for indemnification for Losses arising out of fraud or willful misconduct (ii) claims for indemnification arising out of any breach of or inaccuracy related to the Special Representation or (iii) claims for indemnification under Section 9.2(a)(ii).

(b) Notwithstanding anything to the contrary contained in this Agreement, whether or not the Merger is consummated, (i) no Parent Indemnified Party may recover any claims for indemnification pursuant to Section 9.2(a)(i), Section 9.2(a)(iii), Section 9.2(a)(iv) or Section 9.2(a)(v) for Losses paid, suffered, incurred or sustained by the Parent Indemnified Parties (or any of them) that exceed the aggregate value of the shares of Parent Common Stock remaining in the Escrow Fund which Escrow Fund shall be the sole fund to satisfy such claims for indemnification; provided, however, that notwithstanding the foregoing, the limitation shall not apply to (A) claims for indemnification for Losses arising out of fraud or willful misconduct, (B) claims for indemnification of Losses arising out of a breach of, or inaccuracy in, the Special Representation or (C) claims for indemnification under Section 9.2(a)(ii).

(c) Notwithstanding anything to the contrary contained in this Agreement, if the Merger is consummated, the amount of Losses that the Parent Indemnified Parties (or any of them) may recover pursuant to a claim for indemnification pursuant to Section 9.2(a)(i) or Section 9.2(a)(iii) shall be offset, on a dollar-for-dollar basis, against (i) any amounts actually received by the Parent Indemnified Parties making such claim in respect of the Losses forming the basis of such claim for indemnification from a third party pursuant to any indemnification or other similar right, (ii) any amounts actually received by the Parent Indemnified Parties making such claim in respect of the Losses forming the basis of such claim for indemnification from a third party under any insurance policy or other similar arrangement, in the case of the foregoing clauses (i) and (ii), net of any and all applicable collection costs and a reasonable valuation of any premium adjustments resulting therefrom, and (iii) any Tax benefits that the Parent Indemnified Parties actually realize in the same tax year and as a result of the incurrence of such Losses (the “Third Party Recovery Limitation”); provided, however, that notwithstanding the foregoing, the Third Party Recovery Limitation (i) shall not apply to claims for indemnification for Losses arising out of fraud or willful misconduct, (ii) shall not apply to claims for indemnification under Section 9.2(a)(ii) and Section 9.2(a)(v) and (iii) shall not be interpreted or construed to require the Parent Indemnified Parties (or any of them) to take any action to seek, pursue or otherwise procure any such third party recoveries or insurance proceeds (and, in the event that the Parent Indemnified Parties shall elect not to seek or otherwise pursue any such third party recoveries or insurance proceeds, the Third Party Recovery Limitation shall not apply, but any rights of the Parent Indemnified Parties to such third party recoveries or insurance proceeds shall be assigned or subrogated to the Indemnifying Parties).

(d) Notwithstanding anything to the contrary contained in this Agreement, whether or not the Merger is consummated, no Effective Time Company Stockholder shall be liable for Losses paid, suffered, incurred or sustained by the Parent Indemnified Parties (or any of them) for amounts in excess of the product of the number of shares of Parent Common Stock allocated to such Effective Time Company Stockholder pursuant to Section 1.6(b) of this Agreement and the Average Closing Price, provided that the foregoing limitation on liability shall not apply to claims for indemnification for Losses arising out of fraud or willful misconduct with respect to an Effective Time Company Stockholder who participated in or had actual knowledge of the fraud or willful misconduct, other than with respect to holders of Company Convertible Preferred Stock.

(e) Notwithstanding anything to the contrary contained in this Agreement, if the Merger is consummated, the indemnification provisions set forth in this Article IX shall be the sole and exclusive remedy for claims by the Parent Indemnified Parties arising out of the matters relating to this Agreement, any certificate or other document related hereto or delivered pursuant to this Agreement or the transactions contemplated hereby or thereby; provided, however, that the foregoing limitation on remedies shall not apply (i) to claims for indemnification for Losses arising out of fraud or willful misconduct, (ii) to claims for indemnification under Section 9.2(a)(ii) or (iii) if the Merger is not consummated.

Section 9.4 Creation of Escrow Fund; Period for Indemnification Claims Against Escrow Fund.

(a) At the Effective Time the Company’s shareholders will be deemed to have received and deposited with the Depositary Agent the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time) without any act of any Company Effective Time Stockholder pursuant to the Escrow Agreement. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Company shareholder, will be deposited by Parent with U.S. Stock Transfer Corp., a California corporation (or other institution acceptable to Parent and the Stockholder Agent as Depositary Agent (the “Depositary Agent”), such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein and in the Escrow Agreement. The portion of the Escrow Amount contributed on behalf of each Effective Time Company Stockholder shall be in proportion to the aggregate Parent Common Stock, which such holder would otherwise be entitled under Section 1.6(b) and shall be in the respective share amounts and percentages listed on the Closing Date Payment Schedule opposite each Effective Time Company Stockholder’s name. All shares of Parent Common Stock contributed to the Escrow Fund shall not be unvested or subject to any right of repurchase, risk of forfeiture or other condition in favor of the Surviving Corporation.

(b) The period during which claims for indemnification for Losses may be made against the Escrow Fund shall commence at the Effective Time and terminate on the date that is one (1) year following the Closing Date (the “Escrow Period”). Notwithstanding anything to the contrary contained in this Agreement, at the conclusion of the Escrow Period, such portion of the Escrow Fund as in the reasonable and good faith judgment of Parent may be necessary to satisfy any unresolved or unsatisfied claims for indemnification for Losses specified in any Officer’s Certificate delivered in good faith and in accordance with the terms hereof prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claims have been finally and fully resolved or satisfied. The remainder, if any, of the Escrow Fund shall be paid to the Effective Time Company Stockholders promptly (and in any event within twenty (20) Business Days) after the expiration of the Escrow Period and the Parent and the Stockholder Agent shall give the Depositary Agent written instructions to that effect. After the expiration of the Escrow Period, upon resolution of a pending claim for Losses, the portion of the Escrow Fund remaining, if any, after such Losses have been satisfied, shall be returned to the Effective Time Company Stockholders promptly (and in any event within twenty (20) Business Days) after the final resolution of the underlying claim.

Section 9.5 Indemnification Claim Procedures During the Escrow Period.

(a) On or before the expiration of the Escrow Period, Parent may deliver to the Depositary Agent, on behalf of itself or any other Parent Indemnified Parties, a certificate signed by any officer of Parent (an “Officer’s Certificate”):

(i) stating that a Parent Indemnified Party has paid, suffered, incurred or sustained (or reasonably and in good faith anticipates that it may pay, suffer, incur or sustain) Losses for which such Parent Indemnified Party is entitled to indemnification pursuant to Section 9.2;

(ii) stating the amount of such Losses (which, in the case of Losses not yet paid, suffered, incurred, sustained, may be the maximum amount reasonably anticipated to be so paid, suffered, incurred or sustained);

(iii) specifying in reasonable detail (based upon the information then possessed by Parent) the individual items of such Losses included in the amount so stated and the nature of the claim for indemnification to which such Losses relate; and

(iv) the specific provisions of this Agreement that form the basis for such claim for indemnification for such Losses.

(b) Subject to Section 9.1, no delay in providing an Officer’s Certificate in accordance with the terms hereof shall affect a Parent Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Stockholder Agent or any other applicable Indemnifying Parties are materially prejudiced thereby.

(c) At the time of delivery of any Officer’s Certificate to the Depositary Agent, Parent shall deliver a duplicate copy of such Officer’s Certificate to the Stockholder Agent, and for a period of twenty (20) Business Days after such delivery to the Depositary Agent and the Stockholder Agent of such Officer’s Certificate, the Depositary Agent shall make no payment or other disbursement of Escrow Funds pursuant to this Section 9.5 unless the Depositary Agent shall have received written authorization from the Stockholder Agent to make such delivery or disbursement. After the expiration of such 20-Business Day period, the Depositary Agent shall deliver or disburse Parent Common Stock from the Escrow Fund having a value equal to such Losses from the Escrow Fund to Parent in accordance with this Section 9.5; provided, however, that no such delivery may be made if and to the extent the Stockholder Agent shall object in a written statement to any claim or claims made in the Officer’s Certificate, and such statement shall have been delivered to the Depositary Agent and to Parent prior to the expiration of such 20-Business Day period.

(d) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 9.5(c) hereof, the shares of Parent Common Stock shall be valued at the average of the closing prices of the Parent Common Stock for the ten (10) trading days ending two (2) trading days prior to the time that the claim is made. Parent and the Stockholder Agent shall certify such determined value in a certificate signed by both Parent and the Stockholder Agent, and shall deliver such certificate to the Depositary Agent.

Section 9.6 Resolution of Objections to Indemnification Claims.

(a) If the Stockholder Agent objects in writing to any claim or claims by Parent made in any Officer’s Certificate within the 20-Business Day period referenced in Section 9.5, Parent and the Stockholder Agent shall attempt in good faith for twenty (20) Business Days after Parent’s receipt of such written objection to resolve such objection. If Parent and the Stockholder Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Depositary Agent. The Depositary Agent shall be entitled to conclusively rely on any such memorandum and the Depositary Agent shall distribute Parent Common Stock from the Escrow Fund in accordance with the terms of such memorandum.

(b) If no such agreement can be reached during such 20-Business Day period for good faith negotiation, but in any event upon the expiration of such 20-Business Day period, either Parent or the Stockholder Agent may bring suit in the Court of Chancery of the State of Delaware to resolve the matter.

(c) Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

Section 9.7 Stockholder Agent.

(a) At the Closing, Sanford S. Wadler shall be constituted and appointed as the Stockholder Agent. For purposes of this Agreement, the term “Stockholder Agent” shall mean the agent for and on behalf of the Effective Time Company Stockholders to: (i) give and receive notices and communications to or from Parent (on behalf of itself of any other Indemnified Person) relating to this Agreement, the Escrow Agreement, the Merger or any other transactions contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such shareholders individually); (ii) authorize deliveries to Parent of Parent Common Stock from the Escrow Fund in satisfaction of claims for indemnification pursuant to Section 9.2 asserted by Parent Indemnified Parties; (iii) object to such claims pursuant to Section 9.6; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; (v) consent or agree to any amendment to this Agreement and (vi) take all actions necessary or appropriate in the judgment of the Stockholder Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Stockholder Agent does not have authority to amend this Agreement, the Escrow Agreement or any other documents executed and delivered in connection with the transactions contemplated by this Agreement (all of the foregoing, the

“Transaction Documents“) or enter into any new agreement on behalf of or take any action, enter into a settlement or consent to any such action or settlement that would bind any Effective Time Company Stockholder, to the extent such amendment, new agreement, action, consent or settlement will increase the maximum liability of any Effective Time Company Stockholder as set forth in the Transaction Documents executed on the date hereof. The Stockholder Agent may resign at any time. The Person serving as the Stockholder Agent may be replaced from time to time by the holders of a majority in interest of the Parent Common Stock then on deposit in the Escrow Fund upon not less than ten (10) days’ prior written notice to Parent. No bond shall be required of the Stockholder Agent. The Stockholder Agent shall receive compensation for his services in the amount of $200 per hour, and a minimum of $25,000 if a suit is brought by any party pursuant to Section 9.6(b). Such amounts to be paid to the Stockholder Agent, along with any administrative fees and professional fees, including legal and accounting fees, incurred by the Stockholder Agent in the performance of his services, shall be paid from shares or other property in the Escrow Fund; provided, however, that subject to Section 9.7(b) payments from the Escrow Fund for such services shall not exceed $100,000 in the aggregate.

(b) The Stockholder Agent shall not be liable to any Effective Time Company Stockholder or any other former holder of Company Capital Stock for any act done or omitted hereunder as the Stockholder Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Effective Time Company Stockholders shall be severally liable for the Shareholder Agent’s compensation and shall severally indemnify the Stockholder Agent and hold him harmless from and against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholder Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholder Agent. If not paid directly to the Stockholder Agent by the Effective Time Company Stockholders or from the Escrow Fund pursuant to Section 9.7(a), such losses, liabilities or expenses may be recovered by the Stockholder Agent from shares or other property in the Escrow Fund otherwise distributable to the Effective Time Company Stockholders (and not distributed or distributable to a Parent Indemnified Party or subject to a pending indemnification claim of a Parent Indemnified Party) following the one (1) year anniversary of the Closing Date pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Effective Time Company Stockholders according to their respective pro rata shares of the Escrow Fund.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Agent that is within the scope of the Stockholder Agent’s authority under this Article IX shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Effective Time Company Stockholders and shall be final, binding and conclusive upon each such Effective Time Company Stockholder. Each Parent Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Effective Time Company Stockholder.

Section 9.8 Third Party Claims.

(a) In the event Parent becomes aware of a third party claim which Parent believes may result in a claim for indemnification pursuant to Section 9.2 by or on behalf of a Parent Indemnified Party (a “Third Party Claim”), Parent shall promptly notify the Stockholder Agent of such Third Party Claim if such claim occurs during the Escrow Period, or each of the Indemnifying Parties that Parent (or any other Parent Indemnified Parties) may bring a claim against if such Third Party Claim occurs after the Escrow Period. Subject to Section 9.1, no delay in notifying the Stockholder Agent or any other Indemnifying Party of such Third Party Claim in accordance with the terms hereof shall affect a Parent Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Stockholder Agent or any other applicable Indemnifying Parties are materially prejudiced thereby.

(b) Parent shall have the right, in its sole discretion, to elect to conduct the defense of any Third Party Claim (and the reasonable costs and expenses incurred by Parent in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Losses for which the Parent Indemnified Parties may seek indemnification pursuant to Section 9.2). The Stockholder Agent (during the Escrow Period) and any other Indemnifying Party against whom any Parent Indemnified Party has brought a claim for indemnification arising out of such Third Party Claim (after the Escrow Period) shall have the right to receive promptly copies of all pleadings, notices and communications with respect to such Third Party Claim to the extent that receipt of such documents does not in the reasonable and good faith judgment of Parent affect any privilege relating to any Parent Indemnified Party, and each such Indemnifying Party shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of any such Third Party Claim with respect to any such Third Party Claim.

(c) Notification and Reference of Third-Party Claims.

(i) In the event Parent is served with a Third Party Claim, Parent shall notify the Stockholder Agent of such Third Party Claim, and the Stockholder Agent, as representative for the Effective Time Company Stockholders, shall be entitled, at the expense of the Effective Time Company Stockholders, to participate in any defense of such Third Party Claim. Parent shall have the right in its sole discretion to settle any Third Party Claim following consultation with the Stockholder Agent; provided, however, that if such settlement was obtained without the Stockholder Agent’s consent, and such consent was neither unreasonably withheld, conditioned nor delayed, Parent shall not be entitled to recover from the Escrow Fund unless and until Parent and the Stockholder Agent shall have agreed upon the amount of the Third Party Claim to be paid from the Escrow Fund or Parent is determined to be entitled to such payment upon the completion of the dispute resolution process set forth in Section 9.6. In the event that the Stockholder Agent has consented to any such settlement, the amount of such settlement shall be conclusively and irrebuttably presumed to be reasonable, and the Stockholder Agent shall not make, and the arbitrators shall have no power or authority to hear, any objection under any provision of this Article IX to the amount of any claim by Parent against the Escrow Fund with respect to the amount of Losses incurred by Parent in such settlement.

(ii) In the event the Stockholder Agent or an Effective Time Company Stockholder is served with a Third Party Claim, such Effective Time Company Stockholder shall notify the Stockholder Agent and Parent of such Third Party Claim, and the Stockholder Agent shall be entitled, at the expense of the Effective Time Company Stockholder, to participate in any defense of such Third Party Claim. Parent shall have the right in its sole discretion to settle any Third Party Claim following consultation with the Stockholder Agent; provided, however, that if such settlement was obtained without the Stockholder Agent’s consent, and such consent was neither unreasonably withheld, conditioned nor delayed, Parent shall not be entitled to recover from the Escrow Fund unless and until Parent and the Stockholder Agent shall have agreed upon the amount of the Third Party Claim to be paid from the Escrow Fund or Parent is determined to be entitled to such payment upon the completion of the dispute resolution process set forth in Section 9.6. In the event that the Stockholder Agent has consented to any such settlement, the amount of such settlement shall be conclusively and irrebuttably presumed to be reasonable, and the Stockholder Agent shall not make, and the arbitrators shall have no power or authority to hear, any objection under any provision of this Article IX to the amount of any claim by the Effective Time Company Stockholder against Parent with respect to the amount of Losses incurred by the Effective Time Company Stockholder in such settlement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants or other agreements of Parent in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and other agreements contained in Article I and Article II, and Section 6.6 (Reasonable Best Efforts to Complete); Section 6.7 (Public Announcements); Section 6.8 (Company Employee Benefits; Company 401(k) Plan); Section 6.9 (Company Stock Plans), Section 6.10 (Indemnification and Insurance), Section 6.12 (Tax Matters), Section 6.17 (Working Capital Loan), Section 8.2 (Effect of Termination) and Section 8.3 (Fees and Expenses); and Article IX and Article X. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

Section 10.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	If to Parent or Merger Sub:

1550 Buckeye Drive

Milpitas, California 95035

Attention: John D. Heaton

Facsimile No.: 408.232.5910

Telephone No.: 408.435.9600

With a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Aaron J. Alter

                    Julia Reigel

Facsimile No.: 650-493-6811

Telephone No.: 650-493-9300

(b)	If to the Company:

131 NW Hawthorne Avenue, Suite 101

Bend, Oregon 97701

Attention: Bruce C. Rhine

Facsimile No.:

Telephone No.: (541) 322-2500

With a copy to (which shall not constitute notice):

Perkins Coie LLP

1120 NW Couch, 10th Floor

Portland, Oregon 97209

Attention: Neil M. Nathanson

Facsimile No.: (503) 727-2222

Telephone No.: (503) 727-2000

(c)	If to the Stockholder Agent:

Bio-Rad Laboratories, Inc.

1000 Alfred Nobel Drive

Hercules, California 94547

Attn: Sanford S. Wadler

Vice President and General Counsel

Facsimile No.: (510) 741-5815

Telephone No.: (510) 741-6005

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 10.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to an Acquisition Transaction.

(b) “Acquisition Transaction” means any (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company or any of its “significant subsidiaries” (as defined under Regulation S-X of the Securities Act) or (ii) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the stockholders of the Company prior to such transaction own less than a majority of the voting power of the Company following such transaction, in each case other than the transactions contemplated by this Agreement.

(c) “Action or Proceeding” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

(d) “Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(f) “Beneficial Owner” with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares pursuant to Rule 13d-3 under the Exchange Act.

(g) “Business Day” means any day other than a Saturday or Sunday or any day on which banks in the State of New York are required or authorized to be closed.

(h) “CCC” means California Corporations Code.

(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

(j) “Company Financial Statements” means the Audited Company Financial Statements, Company September Financial Statements and Later Company Financial Statements.

(k) “Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by or purported to be owned by or exclusively licensed to the Company.

(l) “Company Material Adverse Effect” means any change, effect or circumstance that (i) is materially adverse to the business, operations, properties condition (financial or otherwise) or capitalization of the Company and its Subsidiaries, taken as a whole, or (ii) materially and adversely affects the ability of the Company to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will or could be, a Company Material Adverse Effect: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which the Company or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of Parent or the failure to take any actions due to restrictions set forth in this Agreement and (D) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Company’s stockholders arising out of or related to this Agreement, the Merger or any other transactions contemplated hereby.

(m) “Company Product(s)” means all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company.

(n) “Company Stock Plan” means the Accent Optical Technologies, Inc. Stock Incentive Plan, adopted October 4, 2000, as amended.

(o) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(p) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement or change in control compensation and all employment, change in control, severance or similar agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, officer or director of the Company or Parent, as applicable, or any of its ERISA Affiliates, as applicable.

(q) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(r) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or Parent, as applicable.

(s) “FMLA” means the Family Medical Leave Act of 1993, as amended.

(t) “Include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.

(u) “Intellectual Property” means Technology and/or Intellectual Property Rights.

(v) “Intellectual Property Rights” means worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

(w) “knowledge” of a matter means actual knowledge of such matter by officers of Parent or the Company, as the case may be.

(x) “Law” with respect to any person means any applicable foreign or domestic federal, state, provincial, local, municipal or other law, statute, code, treaty, ordinance, rule, regulation, administrative, executive or other order (whether temporary, preliminary or permanent) of any Governmental Entity, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding entered or imposed by any Governmental Entity, in any case that are in force as of the date hereof or which come into force during the term of this Agreement.

(y) “Loss” means any and all losses, liabilities, damages, fees, fines, Taxes, penalties, deficiencies, fees and expenses, including interest thereon, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts and other expenses of any Action or Proceeding or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any third party claim and (ii) asserting or disputing any right under this Agreement against any party hereto or otherwise).

(z) “Parent Material Adverse Effect” means any change, effect or circumstance that (i) is materially adverse to the business, operations, properties condition (financial or otherwise) or capitalization of Parent and its Subsidiaries, taken as a whole, or (ii) materially and adversely affects the ability of Parent to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will or could be, a Parent Material Adverse Effect: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on Parent and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which Parent or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on Parent and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of the Company or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of Parent’s stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Parent Material Adverse Effect, using the same standard as set forth in subsections (i) and (ii) of this sentence), (E) any failure by Parent to meet published revenue or earnings projections, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Parent Material Adverse Effect, using the same standard as set forth in subsections (i) and (ii) of this sentence), (F) any amendments to or restatements of the Parent Financial

Statements or other effects arising from the matters set forth in Parent’s Current Report on Form 8-K dated October 27, 2005, as amended, and (G) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of Parent’s shareholders arising out of or related to this Agreement, the Merger or any other transactions contemplated hereby.

(aa) “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(bb) “Registered Intellectual Property” means U.S. and foreign (i) patents and pending patent applications, (ii) trademark registrations (including Internet domain registrations) and pending trademark applications, and (iii) copyright registrations and pending copyright applications.

(cc) “Shrink-Wrap Code” means generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than U.S. $5,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).

(dd) “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner, manager or managing member, (B) such party or any Subsidiary of such party owns at least 50% of the outstanding equity or voting securities or interests or (C) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(ee) “Superior Proposal” means any Acquisition Proposal that the Board of Directors of the party receiving it reasonably determines in good faith (based on (i) the advice of its independent financial advisor or another nationally recognized financial advisor and its outside legal counsel, and (ii) the terms and conditions of such proposal, the financial, legal and regulatory aspects of such proposal and the Person making such proposal) (A) is more favorable to such party’s shareholders than the Merger or any counterproposal made by the other party hereto pursuant to Section 7.3, (B) is capable of being consummated in a timely manner in the terms being proposed, and (C) is fully capable of being financed by the Person making such proposal, to the extent required, or for which financing has been committed by a reputable financing source, to the extent required.

(ff) “Tax” or “Taxes” means (i) taxes, fees, assessments, liabilities, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, or any agency or subdivision thereof, including income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and including all interest, penalties, fines, additional taxes and additions to tax imposed with respect to any of the foregoing; (ii) any liability for the payment of any amounts of the type described in the foregoing clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in the foregoing clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

(gg) “Tax Returns” means returns, reports and information statements with respect to Taxes required to be filed with a taxing authority, domestic or foreign, including, consolidated, combined or unitary tax returns and any amendments to any of the foregoing.

(hh) “Technology” means any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, (ix) technology items, and (x) any and all instantiations of the foregoing in any form and embodied in any media.

(ii) “UK Subsidiary” means Accent Optical Technologies (U.K.) Ltd., a wholly owned subsidiary of the Company.

Section 10.4 Certain Interpretations. For purposes of this Agreement:

(a) Unless otherwise specified, all references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

(c) Unless otherwise specified or the context otherwise requires, all references in this Agreement to Parent (including any reference to Parent as a “party” shall be deemed to include Parent and its Subsidiaries, and all references in this Agreement to the Company (including any reference to the Company as a “party”) shall be deemed to include the Company and its Subsidiaries.

(d) The phrase “fraud or willful misconduct” includes any willful or intentional breach or violation of, or any willful or intentional misrepresentation, omission or inaccuracy in, any representation or warranty of the Company contained in this Agreement or any certificate delivered to Parent pursuant to any provision of this Agreement.

(e) All references in this Agreement to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(f) The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 10.5 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.6 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (b) is not intended to confer upon any person (regardless of any reference to such person in this Agreement) other than the parties hereto any rights or remedies hereunder, other than the persons intended to benefit from the provisions of Section 6.10 (Indemnification and Insurance), who shall have the right to enforce such provisions directly.

Section 10.9 Parties. Notwithstanding anything to the contrary contained herein or executed or delivered in connection with the transactions contemplated by this Agreement, any reference in this agreement to any party or other party to this agreement shall include only Parent, Merger Sub and the Company and shall not include and Effective Time Company Stockholder unless specifically stated otherwise.

Section 10.10 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 10.10 shall relieve Parent or Merger Sub of their respective obligations hereunder.

Section 10.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the conflict of Law provisions thereof; provided, however, that matters relative to the Board of the Parent shall be governed by, and construed in accordance with, the internal Laws of the State of California. Each Party hereby consents to the institution and resolution of any action or proceeding of any kind or nature with respect to or arising out of this agreement brought by any Party hereto in the federal or state courts located within the State of Delaware.

Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 10.15 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.16 Disclosure Schedules.

(a) The information set forth in each section or subsection of the Company Disclosure Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Company set forth in the corresponding section or subsection of this Agreement and any other section or subsection of Article III if and to the extent that it is reasonably apparent on the face of the disclosure that it applies to such other section or subsection of Article III.

(b) The information set forth in each section or subsection of the Parent Disclosure Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of Parent and Merger Sub set forth in the corresponding section or subsection of this Agreement and any other section or subsection of Article IV if and to the extent that it is reasonably apparent on the face of the disclosure that it applies to such other section or subsection of Article IV.

(c) No amendment, supplement or update after the date of this Agreement shall be made to the Company Disclosure Schedule without the express written consent of Parent and no amendment, supplement or update made or delivered (or purporting to be made or delivered) after the date of this Agreement without such consent shall have any effect on any of the rights or obligations of the Company or Parent, respectively.

IN WITNESS WHEREOF, Parent Merger Sub, and the Company, and solely with respect to Article IX, the Stockholder Agent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NANOMETRICS INCORPORATED

By	/s/ JOHN D. HEATON
Name:	John D. Heaton
Title:	President and Chief Executive Officer

ALLOY MERGER CORPORATION

By	/s/ JOHN D. HEATON
Name:	John D. Heaton
Title:	President and Chief Executive Officer

ACCENT OPTICAL TECHNOLOGIES, INC.

By	/s/ BRUCE C. RHINE
Name:	Bruce C. Rhine
Title:	President and Chief Executive Officer

STOCKHOLDER AGENT

By	/s/ SANFORD S. WADLER
Name:	Sanford S. Wadler

Schedule A

Key Employment Agreements

Schedule B

Shareholder Agreements